UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Church & Dwight Co., Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Church & Dwight Co., Inc.

2010

NOTICE OF

ANNUAL MEETING OF STOCKHOLDERS

AND

PROXY STATEMENT

MEETING DATE

MAY 6, 2010

Church & Dwight Co., Inc. 469 North Harrison Street Princeton, New Jersey 08543-5297	Consumer and Specialty Products

CHURCH & DWIGHT CO., INC.

LOCATION OF THE MEETING

HYATT REGENCY PRINCETON

102 Carnegie Center

(Route 1 North)

Princeton, New Jersey

08540-6293 USA

609-987-1234

www.princeton.hyatt.com

Notice of Annual Meeting of Stockholders to be held Thursday, May 6, 2010.

The Annual Meeting of Stockholders of Church & Dwight Co., Inc. will be held at the Hyatt Regency Princeton, 102 Carnegie Center, Princeton, New Jersey 08540 on Thursday, May 6, 2010 at 11:00 a.m., to consider and take action on the following:

1.	Election of three persons to serve as Directors for a term of three years.

2.	Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm to audit the Church & Dwight Co., Inc. 2010 consolidated financial statements.

3.	Transaction of such other business as may properly be brought before the meeting or any adjournments thereof.

All stockholders are cordially invited to attend, although only those stockholders of record as of the close of business on March 8, 2010 will be entitled to notice of, and to vote at, the meeting or any adjournments.

Your vote is important. Whether or not you expect to attend the meeting, we urge you to vote by submitting your proxy. You may vote your proxy three different ways: By mail, Internet or telephone. Please refer to detailed instructions included with your proxy materials, or your Notice of Internet Availability of Proxy Materials.

By Order of the Board of Directors,

SUSAN E. GOLDY

Executive Vice President, General Counsel

and Secretary

Princeton, New Jersey

March 23, 2010

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON MAY 6, 2010: The Notice of Annual Meeting, proxy statement and 2009 Annual Report to stockholders are available at: www.churchdwight.com/annual_meeting_materials.asp

HYATT REGENCY PRINCETON

102 Carnegie Center

(Route 1 North)

Princeton, New Jersey

08540-6293 USA

609-987-1234

www.princeton.hyatt.com

From North

Take the New Jersey Turnpike South to Exit 9 (New Brunswick).

After the toll, stay right; take Route 18 North 1/2 mile.

From Route 18, take Route 1 South 18 miles. Exit Alexander Road East.

Proceed two traffic lights and turn right into Carnegie Center.

Take first right into hotel entrance.

From South

Take I-295 north to Exit 67A (Route 1 North-New Brunswick).

Proceed on Route 1 North 3 1/2 miles to Princeton area, exit right to Alexander Road East.

At traffic light make right onto Alexander Road East.

Proceed to next traffic light and make another right.

Hotel entrance is on right.

CHURCH & DWIGHT CO., INC.

469 North Harrison Street, Princeton, New Jersey 08543-5297

609-683-5900

PROXY STATEMENT

PROXIES AND VOTING

This proxy statement is furnished in connection with the solicitation of proxies by our Board of Directors for use at the Annual Meeting of Stockholders to be held on May 6, 2010 and at any adjournments. Distribution of this proxy statement and form of proxy is commencing on or about March 26, 2010.

Each holder of record of our common stock at the close of business on March 8, 2010 is entitled to one vote per share. At the close of business on March 8, 2010, 70,709,733 shares of our common stock were outstanding.

Any stockholder giving a proxy has the power to revoke that proxy at any time before it is voted. Any proxy that is not revoked will be voted at the Annual Meeting. If no contrary instruction is indicated on the proxy, the persons named in the proxy will vote the shares FOR the election of the nominees described in this proxy statement and FOR ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm.

The presence, in person or by proxy, of the holders of record of such number of shares of our common stock as are entitled to cast a majority of the votes at the meeting constitutes a quorum. Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A broker “non-vote” occurs when a bank, broker or other holder of record does not vote on a particular proposal because that holder does not have discretionary voting power with respect to the proposal and has not received voting instructions from the beneficial owner.

Directors are elected by a plurality of the votes cast. A plurality means that the nominees with the largest number of votes are elected as Directors up to the maximum number of Directors to be chosen at the Annual Meeting. Any other matters that may be acted upon at the Annual Meeting will be determined by the affirmative vote of the holders of a majority of the shares of our common stock represented in person or by proxy at the Annual Meeting and entitled to vote on the matter. An abstention will have the same effect as a vote against. A broker “non-vote” is not counted for purposes of voting on these matters.

The Board of Directors is not aware of any matters that will be brought before the Annual Meeting other than those described in this proxy statement. However, if any other matters properly come before the Annual Meeting, the persons named on the enclosed proxy card will vote in their discretion on such matters.

Solicitation of proxies on behalf of the Board of Directors may be made by our employees through the mail, in person and by telephone. We have retained D.F. King & Co., Inc. to aid in the solicitation of proxies for a fee estimated not to exceed $6,000 plus out-of-pocket expenses. We will pay all costs of the solicitation. We also will reimburse brokerage houses and other nominees for forwarding Notices of Internet Availability of Proxy Materials and proxy materials to beneficial owners.

ELECTION OF DIRECTORS

Our restated certificate of incorporation provides for the division of the Board of Directors into three classes, with the Directors in each class serving for a term of three years. At the Annual Meeting, three Directors will be elected to serve until the 2013 Annual Meeting and until their successors are elected and qualified. All nominees currently are members of the Board.

J. Richard Leaman, Jr., who is in the Director class having a term that expires at the Annual Meeting, is retiring and not standing for reelection after 25 years of dedicated service to the Board. In addition to his recent service as our Lead Director, Mr. Leaman served, over the course of his tenure, on the Compensation & Organization, Audit, Governance and Nominating and Executive Committees of the Board and served as the Chairperson of the Audit Committee of the Board. We are most grateful for Mr. Leaman’s long and valuable service to the Board, our Company and our stockholders.

In considering individuals to recommend for nomination as directors, our Governance & Nominating Committee seeks persons who collectively possess the range of attributes described below under ‘Corporate Governance- Governance & Nominating Committee.” The Governance & Nominating Committee and the Board believe that the nominees listed below collectively possess these attributes, which, together with the respective experience and attributes of our Directors described in the biographical summaries below, make each of our Directors well qualified to serve on our Board.

We do not anticipate that any of the nominees will become unavailable to serve as a Director for any reason, but if they became unavailable, the persons named in the enclosed form of proxy will vote for any substitute nominee designated by the Board of Directors, unless the Board of Directors determines to reduce the number of Directors in the relevant class. Information concerning the nominees and the continuing members of the Board of Directors is provided below:

Standing for Election for Term Expiring in 2013

BRADLEY C. IRWIN

Mr.   Irwin, 51, has been the President and Chief Executive Officer of Welch Foods Inc., a global processor and marketer of juices and jams, since February 2009. Mr. Irwin was President, Cadbury Adams North America LLC, the North American confectionery business unit of Cadbury Schweppes plc., from June 2007 through November 2008. From April 2003 until June 2007, Mr. Irwin was President, Cadbury Adams USA LLC, the United States confectionery business unit of Cadbury Schweppes. Mr. Irwin served as President of Mott’s Inc., a business unit of Cadbury Schweppes, from May 2000 until April 2003. From 1980 to 1999, Mr. Irwin served in various capacities for The Procter & Gamble Company. Mr. Irwin has been a Director of Church & Dwight since 2006 and is a member of the Audit Committee of the Board.

Mr. Irwin’s 30 years of experience in the consumer products industry, including his service in executive capacities at large multinational public companies that market products in the same categories as some of our products, enables him to provide valuable insights into a wide variety of matters relating to our operations. These matters include, among others, strategic planning, risk assessment and international operations.

JEFFREY A. LEVICK

Mr.   Levick, 39, has been President of Global Advertising and Strategy at AOL, Inc., a global Internet services and media company, since May 2009. From October 2001 through May 2009, Mr. Levick served in various capacities, most recently as Vice President, Industry Development and Marketing, Americas for Google, Inc., a global technology corporation focused on improving the ways people connect with information. Prior to joining Google, Mr. Levick served as Senior Director of Strategic Alliances and General Counsel for ClearGauge, a leading online business-to-business marketing consultancy. Mr. Levick also was Vice President of Business Development at Goliath Falls, Inc., an online business-to-business portal for independent retailers, and also worked as a corporate attorney at the international law firm of Katten Muchin Zavis Rosenman in Chicago. Mr. Levick became a Director of Church & Dwight in January 2010. If elected, Mr. Levick will serve as a member of the Governance & Nominating Committee of the Board.

Mr. Levick’s experience and focus with new media companies’ technologies and his digital sales and marketing expertise enables him to bring to the Board a meaningful technology-based perspective. In addition, his leadership of global media and marketing organizations enables him to contribute meaningful risk assessment perspectives as a Board member. The Board also benefits from Mr. Levick’s experience in emerging markets, trends and technologies, as this is a core responsibility of his current role with AOL, Inc.

ARTHUR B. WINKLEBLACK

Mr.   Winkleblack, 52, has been Executive Vice President and Chief Financial Officer of H. J. Heinz, a global packaged food manufacturer, since January 2002. From 1999 to 2001, Mr. Winkleblack was Acting Chief Operating Officer-Perform.com and Chief Executive Officer-Freeride.com at Indigo Capital. Prior to working at Indigo Capital, Mr. Winkleblack held senior finance positions at the C. Dean Metropoulos Group, Six Flags Entertainment, Allied Signal and Pepsico, Inc. Mr. Winkleblack became a Director of Church & Dwight in 2008 and is a member of the Audit Committee of the Board.

Mr. Winkleblack’s substantial executive experience, a significant portion of which has been in the consumer packaged goods industry, enables him to provide the Board with knowledgeable perspectives on strategic planning, international operations and business acquisitions. In addition, his experience as chief financial officer of a large multinational consumer goods company enables him to bring important perspectives to the Board and the Audit Committee on compliance, risk management and public reporting.

Continuing Directors

JAMES R. CRAIGIE

Mr.   Craigie, 56, has been our Chairman and Chief Executive Officer since May 2007. From July 2004 until May 2007, he was our President and Chief Executive Officer. From December 1998 through September 2003, he was President and Chief Executive Officer and a member of the Board of Directors of Spalding Sports Worldwide and its successor, Top-Flite Golf Co. Mr. Craigie was recruited by Kohlberg Kravis Roberts & Co. to assist in the turnaround of this financially troubled athletic equipment manufacturer and marketer. Under two separate agreements, Spalding Sports Worldwide sold its Etonic shoe and glove business to a private investment entity and its non-golf sporting goods assets to Russell Corp. in April 2003 and changed its name to Top-Flite Golf Co. (“Top-Flite”). In addition, Top-Flite negotiated an asset purchase agreement and bid procedures with Callaway Golf Company (“Callaway”) to facilitate an expedited auction process and sale of assets. Thereafter, in June 2003, Top-Flite filed for bankruptcy in the U.S. Bankruptcy Court for the District of Delaware, and the court administered the auction process. In early September 2003, the bankruptcy court approved Callaway’s purchase of Top-Flite’s assets, which was completed later in the month. During the period from 1983 to November 1998, Mr. Craigie held various senior management positions with Kraft Foods Inc. Prior to entering private industry, he served for six years as an officer in the U.S. Navy. He currently serves as a member of the Board of Directors of Meredith Corporation, a media and marketing company, Graham Windham, a non-profit organization helping at-risk children and youth, and the Grocery Manufacturers Association, an industry council consisting of chief executive officers from leading consumer packaged goods companies. Mr. Craigie has been a Director of Church & Dwight since 2004, and is a member of the Executive Committee of the Board.

Mr. Craigie’s intimate knowledge of our company, gained through over five years of service as our Chief Executive Officer, enables him to provide important insights regarding our operations, including finance, marketing, strategic planning and senior management personnel matters. In addition, his leadership in connection with several acquisitions and dispositions at Church & Dwight, together with his stewardship over the sale of several businesses at Spalding Sports Worldwide, underscores his strong ability to analyze business combination and disposition opportunities.

ROBERT A. DAVIES, III

Mr.   Davies, 74, was our Chairman of the Board and Chief Executive Officer from February 2001 until May 2007. From September 1995 until February 2001, he was our President and Chief Executive Officer. From January 1995 to September 1995, he was the President of our Arm & Hammer Division. Mr. Davies was also with Church & Dwight from 1969 to 1984 in various positions, including President and Chief Operating Officer. During the period from 1985 to 1990, he served as President and Chief Executive Officer and a member of the Board of Directors of California Home Brands, Inc. He is currently a member of the Governance & Nominating Committee of the Board. Mr. Davies served as a Director of Church & Dwight from 1981 until 1984, and again became a Director in 1995.

Mr. Davies’ 26 years of service as a key Church & Dwight officer, including his service as our Chief Executive Officer during a period of significant expansion of our operations, makes him intimately familiar with our business and enables him to provide valuable perspectives on a broad range of matters related to our operations. In addition, his 16 years of service as a Director provides him with an institutional knowledge regarding our company that is helpful to the Board in addressing strategic and governance issues.

ROSINA B. DIXON, M.D.

Dr.   Dixon, 67, has been the Senior Director, Global Pharmacovigilance and Epidemiology at Sanofi-Aventis, a pharmaceutical company, since September 2006. From 1986 until September 2006, she was a consultant to the pharmaceutical industry. She is a Director of Cambrex Corporation, a life sciences company, and a Director of Daytop NJ, a residential substance abuse facility. Dr. Dixon also serves on the Board of Advisors for the Silberman College of Business at Fairleigh Dickinson College. She became a Director of Church & Dwight in 1979, is the Chairperson of the Governance & Nominating Committee of the Board and is a member of the Executive Committee of the Board.

Dr. Dixon’s experience in the pharmaceutical industry enables her to knowledgably address regulatory issues related to those of our products that are subject to regulation by the Food and Drug Administration and other domestic and international regulatory agencies. In addition, her 21 years of service as a Director has provided her with institutional experience that enables her to address strategic and governance matters, including considerations relating to the identification of qualified candidates to service on our Board.

ROBERT D. LEBLANC

Mr.   LeBlanc, 60, retired in 2003 as President and Chief Executive Officer of Handy & Harman, a diversified industrial manufacturer, and as Executive Vice President and Director of Handy & Harman’s parent company, WHX Corporation. He is currently a member of the Board of Directors of Jetera, Inc., a precision media company, and Joliet Equipment Corporation, an industrial motor and motor repair company. From December 2003 to December 2006, Mr. LeBlanc was a member of the Board of Directors of Opinion Research Corporation, a demographic, health and market research company. He became a Director of Church & Dwight in 1998 and is the Chairperson of the Compensation & Organization Committee of the Board.

Mr. LeBlanc’s experience as a chief executive officer of an industrial manufacturer and background in the global chemistry industry enables him to share important insights with the Board on a variety of matters involving our Specialty Products Division and our operations generally, including marketing, information technology and business integration. In addition, his experience as a director of several public and private companies enables him to provide an informed perspective on interaction with executive management and on executive compensation matters.

Current Term Expires in 2012

T. ROSIE ALBRIGHT

Ms.  Albright, 63, retired in September 2001 as President, Carter Products Division, Carter-Wallace, Inc., where she was employed since December 1995. From November 1993 to November 1995, she served as General Manager and Executive Vice President, Revlon Beauty Care Division, and Executive Vice President, Almay Cosmetics Division, of Revlon, Inc. From September 2001 to May 2004 she was an advisor to the Armkel LLC Board of Directors. Armkel succeeded to a portion of Carter-Wallace’s consumer products division in September 2001 and was merged into Church & Dwight in May 2004. Ms. Albright is also a Director of UIL Holdings Corporation, a holding company for The United Illuminating Company, a regulated utility. She became a Director of Church & Dwight in 2004 and is a member of the Compensation & Organization Committee of the Board.

Ms. Albright’s experience as an executive and as a director in public consumer products companies, including experience as president of the former Carter Wallace division that manufactured and marketed a number of products we subsequently acquired, enables her to provide valuable perspectives on management and marketing of our consumer products portfolio. In addition, her experience as a member of audit, compensation and governance committees of several public company boards of directors has enabled her to share with the Board her helpful insights on corporate governance matters.

RAVICHANDRA K. SALIGRAM

Mr.   Saligram, 53, has been Executive Vice President, ARAMARK Corporation, a global food services company, since November 2006, and has been President, ARAMARK International since June 2003. In addition to these responsibilities, Mr. Saligram was appointed ARAMARK’S Chief Globalization Officer in June 2009. Mr. Saligram held the position of Senior Vice President, ARAMARK Corporation from November 2004 until November 2006. From 1994 until 2002, Mr. Saligram served in various capacities for the InterContinental Hotels Group, a global hospitality company, including as President of Brands & Franchise, North America; Chief Marketing Officer & Managing Director, Global Strategy; President, International and President, Asia Pacific. Earlier in his career, Mr. Saligram held various general and brand management positions with S. C. Johnson & Son, Inc. in the United States and overseas. Mr. Saligram is a Trustee of the Eisenhower Fellowships. Mr. Saligram became a Director of Church & Dwight in 2006 and is a member of the Compensation & Organization Committee of the Board.

Mr. Saligram’s experience encompasses building businesses and brands in the consumer packaged goods, hospitality and consumer and managed services industries. This experience, which included leadership over operational teams in a large number of countries, enables him to provide the Board with a valuable global perspective on governance and control matters, as well as on strategic planning and risk assessment issues.

ROBERT K. SHEARER

Mr.   Shearer, 58, has been Senior Vice President and Chief Financial Officer of VF Corporation, a global lifestyle apparel company, since May 2005, and has served VF Corporation in several capacities since 1986, including Vice President-Finance and Chief Financial Officer from July 1998 to May 2005. Earlier in his career, Mr. Shearer held a senior audit position with Ernst & Young. Mr. Shearer became a Director of Church & Dwight in 2008, serves as Chairperson of the Audit Committee of the Board and is a member of the Executive Committee of the Board.

Mr. Shearer’s current role as chief financial officer of VF Corporation, coupled with his 12 years of experience in public accounting, enables him to provide our Board and Audit Committee with important insights on a range of financial and internal control matters. In addition, his experience enables him to knowledgably address matters relating to capital structure, information systems and public reporting.

CORPORATE GOVERNANCE

Corporate Governance Guidelines and Other Corporate Governance Documents

Our corporate governance guidelines, including guidelines for the determination of Director independence, the responsibilities and duties of the Board of Directors, Director access to management and independent advisors, Director compensation, the committees of the Board and other matters relating to our corporate governance, are available on the Investors page of our website, www.churchdwight.com. Also available on the Investors page are other corporate governance documents, including our Code of Conduct and the charters of the Compensation & Organization Committee, Audit Committee and Governance & Nominating Committee.

Our website is not part of this proxy statement; references to our website address in this proxy statement are intended to be inactive textual references only.

Board Independence

The Board has affirmatively determined that each of T. Rosie Albright, Robert A. Davies, III, Rosina B. Dixon, Bradley C. Irwin, Robert D. LeBlanc, Jeffrey A. Levick, Ravichandra K. Saligram, Robert K. Shearer and Arthur B. Winkleblack are independent within the meaning of the New York Stock Exchange (“NYSE”) listing standards.

The Board has further determined that each of the members of the Audit Committee, Compensation & Organization Committee and Governance & Nominating Committee are independent within the meaning of the NYSE listing standards, and that the members of the Audit Committee meet the additional independence requirements of the NYSE applicable to Audit Committee members.

To assist the Board in making determinations of independence, the Board has adopted categorical standards. Under these standards, none of the following relationships disqualify any Director or nominee from being considered “independent”:

•	A Director’s or a Director’s immediate family member’s ownership of 5% or less of the equity of an organization that has a relationship with us,

•

A Director’s service as an executive officer of or employment by, or a Director’s immediate family member’s service as an executive officer of, a company that makes payments to or receives payments from us for property or services in an amount which, in any fiscal year in any of the last three years, is less than the greater of $1 million or 2% of the other company’s consolidated gross revenues, or

•

A Director’s service as an executive officer of a charitable organization that received annual contributions from us in any of the last three years that have not exceeded the greater of $1 million or 2% of the charitable organization’s annual gross revenues.

All Directors that the Board determined are independent satisfied these categorical standards.

Executive Sessions of Non-Management Directors

The Board meets at regularly scheduled executive sessions without members of our management present. The Lead Director of the Board, currently Mr. Leaman, is responsible for chairing the executive sessions of the Board.

Board Risk Oversight

The Board, acting principally through the Audit Committee, is actively involved in the oversight of the significant risks affecting our business. The Board’s and Audit Committee’s risk oversight activities are focused on management’s risk assessment and management processes.

Our Internal Audit department administers a vigorous risk assessment effort every other year, involving all of our executive officers. This process is designed to identify the most significant risks that confront our company, including consideration of a large number of risks associated with companies in the consumer products industry.

The assessed risks encompass enterprise, operational, compliance and financial risks. With respect to each of those risks identified as among the most significant, our Chief Executive Officer assigns an executive officer to manage the risk. Internal Audit facilitates quarterly updates to the executive risk assessment process.

Our Director, Internal Audit reports on a quarterly basis to the Audit Committee and annually to the Board on management’s risk assessment process and mitigation activities designed to facilitate the maintenance of risk within acceptable levels. As part of the risk management process, our Internal Audit department annually prepares an Internal Audit project plan under which it reviews activities directed to financial relates risks. The plan is subject to Audit Committee approval.

In addition to the efforts of the Board and the Audit Committee to address risk oversight generally, our Compensation & Organization Committee reviews incentive compensation to confirm that such compensation does not encourage unnecessary risk taking.

Board Leadership Structure

Our corporate governance guidelines provide that the Board may determine from time to time what leadership works best for us, including whether the same individual should serve both as our Chairman and our Chief Executive Officer. In addition, the guidelines provide that if the same individual serves as Chairman of the Board and Chief Executive Officer, the Board may choose to have a Lead Director.

James R. Craigie, our Chief Executive Officer, also serves as our Chairman. We believe that Mr. Craigie is in an optimal position to identify and to lead Board discussions on important matters related to our business operations. Moreover, we believe that Mr. Craigie can be a more effective spokesperson for our company and the Board by serving in both positions.

We also believe it is important to provide effective leadership for our independent directors. Therefore, our Board of Directors has chosen to select a Lead Director, currently Mr. Leaman, from among our independent directors. The Board will name a new Lead Director following Mr. Leaman’s retirement at the Annual Meeting.

We believe that the presence of a Lead Director enhances the ability of the Board to provide independent oversight and supplements the following corporate governance practices, which also facilitate independent oversight:

•	A substantial majority of our directors are independent.

•	All of the members of our Audit Committee, Compensation & Organization Committee and Governance & Nominating Committee are independent directors.

•	The Board meets at regularly scheduled executive sessions, outside of the presence of management.

Communication with the Board of Directors

Any person who wishes to communicate with the Board, including the Lead Director or the non-management Directors as a group, may direct a written communication, addressed to the Board, the Lead Director or the non-management Directors at: Church & Dwight Co., Inc., 469 North Harrison Street, Princeton, New Jersey 08543-5297, Attention: Secretary. Such correspondence will be logged in and forwarded to the Lead Director of the Board.

Board of Directors Meetings and Board Committees

During 2009, there were nine meetings of the Board of Directors. There are four standing committees of the Board: the Audit Committee, the Compensation & Organization Committee, the Governance & Nominating Committee and the Executive Committee, each described below. Each Director attended at least 75% of the total number of meetings held by the Board of Directors and all committees of the Board on which such Director served. We expect all Directors to attend the Annual Meeting absent exceptional circumstances. Of the incumbent Directors who were not retiring at the time of the meeting, nine out of the ten Directors attended the 2009 Annual Meeting of Stockholders.

Audit Committee.    During 2009, the Audit Committee met four times. The members of the Audit Committee are Robert K. Shearer (Chairperson), Bradley C. Irwin, and Arthur B. Winkleblack. Under its charter, the Audit Committee (i) has sole authority to engage, retain and dismiss our independent registered public accounting firm; (ii) reviews and approves in advance the performance of all audit and lawfully permitted non-audit services, subject to the pre-approval policy discussed below; (iii) reviews and discusses with management and our independent registered public accounting firm the annual audited financial statements and quarterly financial statements included in our filings with the Securities and Exchange Commission; (iv) discusses with management, the internal auditors and our independent registered public accounting firm, our risk management policies and major risk exposures; (v) oversees the internal audit function; and (vi) oversees our internal controls and reviews periodically policies and procedures regarding business conduct and ethics.

The Audit Committee generally pre-approves all lawfully permitted non-audit services to be provided by our independent registered public accounting firm. However, the audit Committee has Delegated to Mr. Shearer, as Audit Committee Chairperson, the authority to approve time-sensitive pre-approved requests arising between regularly scheduled Audit Committee meetings, provided that any such pre-approved non-audit services are reported to the full Audit Committee at its next scheduled meeting.

The Audit Committee has established procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls and auditing matters and the receipt of confidential, anonymous submissions by our employees with respect to concerns regarding questionable accounting or auditing matters. Such complaints and submissions may be made by writing to the following address: Church & Dwight Co., Inc., 469 North Harrison Street, Princeton, New Jersey 08543-5297, Attention: Secretary. Complaints may also be made by calling the Company’s toll-free hotline number: 1-866-292-0647. Such correspondence will be logged in and forwarded to the chairperson of the Audit Committee.

The Board has determined that Mr. Shearer is an “audit committee financial expert” within the meaning of Securities and Exchange Commission regulations.

Compensation & Organization Committee.    During 2009, the Compensation & Organization Committee, comprised of Robert D. LeBlanc (Chairperson), T. Rosie Albright and Ravichandra K. Saligram, met five times. Under its charter, the Compensation & Organization Committee is responsible for recommending the specific salary, bonuses, stock awards and other compensation for our elected officers, which includes the named executive officers identified in the Summary Compensation Table on page 32. The independent Directors, acting by a majority vote of the independent Directors of the full Board then in office, must ratify the Chief Executive Officer’s compensation. The Board ratifies compensation for all other elected officers. The Compensation & Organization Committee also (i) oversees the design of our executive compensation programs; (ii) administers and makes recommendations to the Board regarding our incentive and equity compensation plans; (iii) reviews and approves corporate goals and objectives as they relate to Chief Executive Officer and other executive officer compensation; and (iv) reviews incentive compensation to confirm that such compensation does not encourage unnecessary risk-taking. The Compensation & Organization Committee may, to the extent permitted by law, regulation or listing standards, delegate specific tasks to its Chairperson or a subcommittee consisting of at least two committee members. In considering executive compensation, the Compensation & Organization Committee takes into account statistical data and recommendations of the Chief Executive Officer. However, the Chief Executive Officer does not make recommendations regarding his own compensation.

The Compensation & Organization Committee also considers the executive compensation recommendations as well as the comparative data provided by Steven Hall & Partners, a compensation consultant engaged directly by the Compensation & Organization Committee. We have engaged Steven Hall & Partners to provide similar services with respect to our non-executive officers. Steven Hall & Partners does not provide any other services to us. See “Compensation Discussion and Analysis” for additional information regarding the services provided by Steven Hall & Partners.

Governance & Nominating Committee.    During 2009, the Governance and Nominating Committee met five times. The members of the Governance & Nominating Committee are Rosina B. Dixon (Chairperson), Robert A. Davies, III and J. Richard Leaman, Jr. Under its charter, the Governance & Nominating Committee (i) establishes criteria for the selection of candidates to serve on the Board; (ii) reviews and evaluates Director candidates and makes recommendations to the Board concerning nominees for election as Board members; (iii) considers questions of Board independence; (iv) makes recommendations to the Board concerning executive officer succession; (v) oversees Board and Committee evaluations; (vi) makes recommendations to the Board regarding corporate governance matters; and (vii) reviews biannually and makes recommendations to the Board regarding the compensation of our independent Directors and other non-employee Directors and the principles upon which this compensation is determined.

The Governance & Nominating Committee recommends to the Board candidates for nomination to the Board of Directors. When considering individuals to recommend for nomination as Directors, our Governance & Nominating Committee seeks persons with diverse backgrounds who collectively possess a broad range of experience and attributes, including integrity, education, commitment to the Board, business judgment, business experience, accounting and financial expertise, diversity, reputation, civic and community relationships, high performance standards and the ability to act on behalf of stockholders. As permitted by our corporate governance guidelines, the Governance & Nominating Committee considers diversity from a variety of perspectives including, among others, differences of viewpoint, professional experience, education, skills, race, gender and national origin. The Committee may engage the services of third party search firms to assist in identifying and assessing the qualifications of Director candidates. In addition, the Committee will consider recommendations for Director candidates from stockholders. Stockholder recommendations of candidates should be submitted in writing to: Church & Dwight Co., Inc., 469 North Harrison Street, Princeton, New Jersey 08543-5297, Attention: Secretary. In order to enable consideration of the candidate in connection with our 2011 Annual Meeting, a stockholder must submit the following information by November 23, 2010: (i) The name of the candidate and information about the candidate that would be required to be included in a proxy statement under the rules of the Securities and Exchange Commission; (ii) information about the relationship between the candidate and the recommending stockholder; and (iii) the consent of the candidate to serve as a Director. In considering any candidate proposed by a stockholder, the Committee will reach a conclusion based on the criteria described above. The Committee may seek additional information regarding the candidate. After full consideration, the stockholder proponent will be notified of the decision of the Committee. The Committee will consider all potential candidates in the same manner regardless of the source of the recommendation.

If you wish to formally nominate a candidate, you must follow the procedures set forth in our Certificate of Incorporation, as amended.

Mr. Levick’s nomination was initially recommended by the Governance & Nominating Committee, using a third party search firm.

Executive Committee.    The Executive Committee members are James R. Craigie, Rosina B. Dixon, Robert K. Shearer and J. Richard Leaman, Jr. The Executive Committee did not meet in 2009. The Executive Committee may exercise the authority of the Board of Directors, except as specifically reserved by Delaware law to the Board or as the Board otherwise provides.

Code of Conduct

We have adopted a Code of Conduct that applies to all employees and Directors of Church & Dwight and its worldwide subsidiaries. Among other things, the Code of Conduct is designed to deter wrongdoing and to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; to promote full, fair, accurate, timely and understandable disclosures in periodic reports we are required to file; and to promote compliance with applicable governmental laws, rules and regulations. The Code of Conduct provides for the prompt internal reporting of violations of the Code to an appropriate person identified in the Code and contains provisions regarding accountability for adherence to the Code. The Code of Conduct is available on the Investors page of our website at www.churchdwight.com. We intend to satisfy the disclosure requirements regarding any amendment to, or waiver from, a provision of the Code of Conduct by making disclosures concerning such matters available on the Investors page of our website.

Compensation of Directors

Directors’ fees consist of the following:

• Annual Retainer:

• Lead Director	$70,000
• Chairperson of Audit Committee	$56,000
• Chairperson of Compensation & Organization Committee	$54,000
• Chairperson of Governance & Nominating Committee	$52,000
• Other non-employee Directors	$50,000

• Meeting Fees (per meeting) – Board of Directors:

• Non-employee Directors	$2,000

• Meeting Fees (per meeting) – Board Committees:

• Committee Chairpersons	$4,000
• Each other committee member	$2,000

We pay fees to Directors in accordance with the Compensation Plan for Directors, as described below. The fees may be deferred, in accordance with the Deferred Compensation Plan for Directors, as described below.

Compensation Plan for Directors.    Those Directors not electing to defer their compensation are paid under the Compensation Plan for Directors. This plan provides for our payment of Directors’ compensation quarterly, in the form of our common stock issued under the Omnibus Equity Compensation Plan. In determining the number of shares a Director is entitled to receive in a quarter, we apply the sum of one-quarter of the Director’s annual retainer and the Director’s Board and committee meeting fees earned for the quarter. We divide this amount by the closing price of a share of common stock, as reported on the New York Stock Exchange on the last trading day of the calendar quarter for compensation paid with respect to each of the first three quarters, and on the first trading day following the Board’s regularly-scheduled meeting in December for compensation paid with respect to the fourth quarter. For purposes of this calculation, we provide a whole share in lieu of any fractional share. Annually, a Director may elect for the following year to receive his or her compensation 50% in cash and 50% in our common stock instead of 100% in our common stock.

Deferred Compensation Plan for Directors.    This plan provides an opportunity for a Director to defer payment of Directors’ fees until the Director ceases to be a Director. In advance of each calendar year, a Director may elect to defer his or her Director’s fees into a notional investment in our common stock. Following retirement, the Director receives a number of shares of our common stock equal to the number of notional shares in the Director’s plan account. These shares are issued under the Omnibus Equity Compensation Plan and are payable either in a lump sum or in annual installments over a period of up to ten years. The number of notional shares represented by amounts held in a participating Director’s account is set forth in the table captioned “Securities Ownership of Certain Beneficial Owners and Management” on page 16.

Omnibus Equity Compensation Plan.    Under the Omnibus Equity Compensation Plan, stock options are granted to all non-employee Directors to purchase shares of our common stock at an exercise price per share equal to the closing price of a share of common stock on the date of grant. All shares underlying the stock options vest three years from the grant date. The stock options terminate ten years after the grant date.

Participating Directors are granted an option to purchase shares of our common stock each year on the date of our Annual Meeting of Stockholders. Newly elected Directors are granted an initial option to purchase shares of common stock on the date of their election, but may not receive more than one grant in any calendar year. We grant options to purchase 4,000 shares of our common stock to participating Directors at the Annual Meeting of Stockholders and to any newly elected Director.

Stock Ownership Guidelines for Directors.    We instituted stock ownership guidelines for non-employee Directors at the same time as we established the executive officer guidelines. For a description of our stock ownership guidelines see “Compensation Discussion and Analysis—Stock Ownership Guidelines.” The number of shares required to be held by a non-employee Director is based on a multiple of five times the Director’s annual retainer as of January 1, 2008 or, if later, on the date the Director is first elected. The non-employee Director stock ownership guidelines are recalibrated at the same time as the guidelines for executive officers are recalibrated.

The guidelines applicable to each of the non-employee Directors, and the Director’s progress towards achieving the required stock ownership levels, are shown on the following table:

Name	Applicable Annual Retainer(1) ($)	Applicable Price Per Share(1) ($)	Required Number of Shares to be Held	Number of Shares Held at 12/31/09(2)
T. Rosie Albright	50,000	48.81	5,000	9,119
Robert A. Davies, III	50,000	48.81	5,000	28,544
Rosina B. Dixon	52,000	48.81	5,000	126,992
Bradley C. Irwin	50,000	48.81	5,000	3,201
J. Richard Leaman, Jr.	56,000	48.81	6,000	63,063
Robert D. LeBlanc	54,000	48.81	6,000	22,944
Jeffrey A. Levick	50,000	55.38	5,000	—
Ravichandra K. Saligram	50,000	48.81	5,000	5,046
Robert K. Shearer	50,000	49.54	5,000	1,487
Arthur B. Winkleblack	50,000	49.54	5,000	1,426

(1)

Except as noted below, the amount in the Applicable Annual Retainer column is the Director’s annual retainer as of January 1, 2008. The amount in the Applicable Price Per Share column is the average closing common stock price during 2007. For Messrs. Shearer and Winkleblack, the applicable annual retainer was determined as of January 30, 2008, the date on which they became Directors, and the applicable price per share is the average closing price during the 365 calendar days prior to January 30, 2008. For Mr. Levick, the applicable annual retainer was determined as of January 27, 2010, the date on which he became a Director, and the applicable price per share is the average closing price of the 365 calendar days prior to January 27, 2010.

(2)

Stockholdings include shares owned by the Director or members of his or her immediate family residing in the same household and notional shares held for the account of the Director in the Deferred Compensation Plan for Directors.

Additional Arrangements with Former Chief Executive Officer.    The Board has agreed that stock options granted to Mr. Davies prior to his termination of employment with us as our Chief Executive Officer on June 30, 2005, will remain exercisable until the end of the ten-year periods commencing on the grant dates of the respective options. In addition, we have agreed to provide office space and administrative support for Mr. Davies. The cost of such space and support was $14,627 in 2009.

The following table provides information regarding compensation for our non-employee Directors in 2009, which reflects the Directors’ fees, compensation plans and other arrangements described above. The table does not include compensation for reimbursement of travel expenses related to attending Board or Board Committee meetings, and does not include compensation to Mr. Craigie, our Chairman and Chief Executive Officer, which is included in the Summary Compensation Table on page 32.

2009 DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)	Total ($)
T. Rosie Albright	—	76,000	77,440	—	—	153,440
Robert A. Davies, III	37,897	38,103	77,440	—	14,627	168,067
Rosina B. Dixon	43,911	44,089	77,440	—	—	165,440
Bradley C. Irwin	37,859	38,141	77,440	—	—	153,440
J. Richard Leaman, Jr.	57,366	57,634	77,440	—	—	192,440
Robert D. LeBlanc	44,904	45,096	77,440	—	—	167,440
Robert A. McCabe	16,493	16,507	—	—	—	33,000
Ravichandra K. Saligram	—	76,000	77,440	—	—	153,440
Robert K. Shearer	44,250	44,250	77,440	—	—	165,940
John O. Whitney	16,493	16,507	—	—	—	33,000
Arthur B. Winkleblack	38,827	39,173	77,440	—	—	155,440

(1)

The amounts shown for stock awards relate to Directors’ fees paid in shares of our common stock and Directors’ fees deferred under our Deferred Compensation Plan for Directors into notional investments in our common stock. See “Compensation Plan for Directors” and “Deferred Compensation Plan for Directors” for information regarding the computation of the number of shares or notional shares provided to a Director in payment of Director fees. Three Directors deferred payment of all or a portion of their fees under the Deferred Compensation Plan, as follows: Ms. Albright, $76,000; Mr. Saligram, $76,000; Mr. Shearer, $44,250.

The number of shares and grant date fair value related to the quarterly stock awards or deferrals under the Deferred Compensation Plan for Directors with respect to Directors’ fees are set forth in the table below. Notional share amounts with respect to Directors’ fees deferred under the Deferred Compensation Plan for Directors have been rounded to the nearest whole number.

	First Quarter (3/31/2009)		Second Quarter (6/30/2009)		Third Quarter (9/30/2009)		Fourth Quarter (12/10/2009)
Name	No. of Shares (#)	Grant Date Fair Value ($)	No. of Shares (#)	Grant Date Fair Value ($)	No. of Shares (#)	Grant Date Fair Value ($)	No. of Shares (#)	Grant Date Fair Value ($)
T. Rosie Albright	316	16,500	414	22,500	291	16,500	339	20,500
Robert A. Davies, III	158	8,252	208	11,296	146	8,284	170	10,270
Rosina B. Dixon	182	9,506	231	12,546	168	9,532	207	12,505
Bradley C. Irwin	197	10,289	189	10,265	146	8,284	154	9,303
J. Richard Leaman, Jr.	316	16,505	323	17,542	190	10,781	212	12,807
Robert D. LeBlanc	187	9,767	235	12,763	172	9,759	212	12,807
Robert A. McCabe	158	8,252	152	8,255	—	—	—	—
Ravichandra K. Saligram	316	16,500	414	22,500	291	16,500	339	20,500
Robert K. Shearer	196	10,250	239	13,000	176	10,000	182	11,000
John O. Whitney	158	8,252	152	8,255	—	—	—	—
Arthur B. Winkleblack	197	10,289	208	11,296	146	8,284	154	9,303

(2)

The amounts shown for option awards relate to stock options granted under the Omnibus Equity Compensation Plan. These amounts are based upon the grant date fair value of the option awards calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification (“ASC”) Topic 718. The assumptions used in determining the amounts in the column are set forth in note 15 to our consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 filed with the Securities and Exchange Commission. At December 31, 2009, the number of shares of our common stock underlying options held by the current Directors listed in the table were: Ms. Albright, 33,000 shares; Mr. Davies, 19,000 shares; Dr. Dixon, 57,000 shares; Mr. Irwin, 19,000 shares; Mr. Leaman, 39,000 shares; Mr. LeBlanc, 31,500 shares; Mr. Saligram, 19,000 shares; Mr. Shearer, 9,000 shares; Mr. Winkleblack, 9,000 shares.

(3)

Includes, for Mr. Davies, office space and administrative support, totaling $14,627 under the arrangements described on page 11 under the heading “Additional Arrangements with Former Chief Executive Officer.”

Our Executive Officers

Listed below are the names, ages and positions held by each of our executive officers and our principal accounting officer.

Name	Age	Position
James R. Craigie	56	Chairman and Chief Executive Officer
Jacquelin J. Brova	56	Executive Vice President, Human Resources
Mark G. Conish	57	Executive Vice President, Global Operations
Steven P. Cugine	47	Executive Vice President, Global New Products Innovation
Matthew T. Farrell	53	Executive Vice President Finance and Chief Financial Officer
Bruce F. Fleming	52	Executive Vice President and Chief Marketing Officer
Susan E. Goldy	55	Executive Vice President, General Counsel and Secretary
Adrian J. Huns	61	Executive Vice President, President International Consumer Products
Joseph A. Sipia, Jr.	61	Executive Vice President, President and Chief Operating Officer Specialty Products Division
Paul A. Siracusa	53	Executive Vice President, Global Research & Development
Louis H. Tursi, Jr.	49	Executive Vice President, Domestic Consumer Sales
Steven J. Katz	52	Vice President, Controller and Chief Accounting Officer

All executive officers serve at the discretion of the Board of Directors. Mr. Katz, our principal accounting officer, serves at the discretion of the Chief Executive Officer.

Mr. Craigie has been our Chairman and Chief Executive Officer since May 2007. From July 2004 until May 2007, he was our President and Chief Executive Officer and a Director. From December 1998 through September 2003, he was President and Chief Executive Officer and a member of the Board of Directors of Spalding Sports Worldwide and its successor, Top-Flite Golf Co. Mr. Craigie was recruited by Kohlberg Kravis Roberts & Co. to assist in the turnaround of this financially troubled athletic equipment manufacturer and marketer. Under two separate agreements, Spalding Sports Worldwide sold its Etonic shoe and glove business to a private investment entity and its non-golf sporting goods assets to Russell Corp. in April 2003 and changed its name to Top-Flite Golf Co. (“Top-Flite”). In addition, Top-Flite negotiated an asset purchase agreement and bid procedures with Callaway Golf Company (“Callaway”) to facilitate an expedited auction process and sale of assets. Thereafter, in June 2003, Top-Flite filed for bankruptcy in the U.S. Bankruptcy Court for the District of Delaware, and the court administered the auction process. In early September 2003, the bankruptcy court approved Callaway’s purchase of Top-Flite’s assets, which was completed later in the month. During the period from 1983 to November 1998, Mr. Craigie held various senior management positions with Kraft Foods Inc. Prior to entering private industry, he served for six years as an officer in the U.S. Navy. He currently serves as a member of the Board of Directors of Meredith Corporation, a media and marketing company, Graham Windham, a non-profit organization helping at-risk children and youth, and the Grocery Manufacturers Association, an industry council consisting of chief executive officers from leading consumer packaged goods companies.

Ms. Brova has been our Executive Vice President, Human Resources since May 2007. From January 2006 until May 2007, she was our Vice President, Human Resources. From August 2005 to January 2006, she served as Vice President, Employee Relations and from September 2002 to July 2005 as Director, Human Resources. Prior to joining us in September 2002, Ms. Brova held various human resources and labor relations positions during her 25 years with Bethlehem Steel Corporation, the most recent of which was General Manager of the Corporate Compensation and Benefits Division, which she held from January 2000 to August 2002.

Mr. Conish has been our Executive Vice President, Global Operations since May 2007. From December 2004 until May 2007, he was Vice President, Global Operations, and from July 1999 until December 2004, he was Vice President, Operations. From 1994 until July 1999, he was Vice President, Manufacturing and Distribution. Mr. Conish has been employed by us in various positions since 1975. Mr. Conish also serves as a member of the Board of Directors of Tasty Baking Company, a manufacturer of baked goods.

Mr. Cugine has been our Executive Vice President, Global New Products Innovation since May 2007. From September 2005 until May 2007, he was our Vice President, Global New Products Innovation, and from July 2004 until September 2005, he was Vice President, President of Household Products Division. From December 1999 until July 2004, he was Vice President, Human Resources. During that time he also served as Acting President of Household Products Division from August 2002 until July 2004 and as Acting President of the Specialty Products Division from October 2000 to February 2002. From 1988 to December 1999, Mr. Cugine served in several capacities with FMC Corporation, most recently as Director of Human Resources for the Alkali, Peroxide and Oxidant Chemical Divisions.

Mr. Farrell has been our Executive Vice President Finance and Chief Financial Officer since May 2007, and from September 2006 until May 2007, he was our Vice President and Chief Financial Officer. Mr. Farrell was Executive Vice President and Chief Financial Officer of Alpharma, Inc. from April 2002 until August 2006. From July 2000 to April 2002, he held the position of Vice President, Investor Relations & Communications at Ingersoll-Rand Ltd. From November 1994 to June 2000, he held various senior financial positions at AlliedSignal. Mr. Farrell currently serves as a member of the Board of Directors of Lydall, Inc., a supplier of engineered thermal, acoustical and filtration products.

Mr. Fleming has been our Executive Vice President and Chief Marketing Officer since May 2007, and from January 2006 until May 2007 he was our Vice President and Chief Marketing Officer. From August 2004 through January 2006, he was an independent consultant to private equity firms and new venture start-ups. From June 2002 through August 2004, Mr. Fleming was CEO, President and Director of BriteSmile, Inc. He served as Senior Vice President and Global Head of the OTC Medicines business of Novartis AG from June 2001 to June 2002. From March 1981 to January 2001, he held several positions at Johnson & Johnson, and served as Worldwide Vice President and a member of the Worldwide Franchise Management Board from November 1995 until January 2001.

Ms. Goldy has been our Executive Vice President, General Counsel and Secretary since May 2007, and from June 2003 until May 2007 she was our Vice President, General Counsel and Secretary. Ms. Goldy was Associate General Counsel for ARAMARK Corporation from April 2002 to May 2003, and was Senior Vice President and General Counsel of Delco Remy International, Inc. from February 1997 through March 2002. Prior to February 1997, she was a partner at the law firm of Dechert LLP.

Mr. Huns has been our Executive Vice President, President International Consumer Products since May 2007, and was our Vice President, President, International Consumer Products from the time of the merger of Armkel, LLC into Church & Dwight in May 2004 until May 2007. From October 2001 until the merger, he served as President, International Operations of Armkel. From May 1996 until October 2001, Mr. Huns served as President, International Division and Corporate Vice President for Carter-Wallace Inc. Prior to May 1996, he was Managing Director of the Carter-Wallace subsidiary operation in the United Kingdom for six years. Mr. Huns worked in Belgium for the Medgenix Group from 1988 to 1989 and served as Director of Marketing for the international branded health care operations of the Boots Company in England from 1978 to 1988.

Mr. Sipia has been our Executive Vice President, President and Chief Operating Officer Specialty Products Division since May 2007. From February 2002 until May 2007, he was our Vice President, President and Chief

Operating Officer of the Specialty Products Division. From 1977 through January 2002, he served in several capacities with FMC Corporation, most recently as the General Manager of its Alkali Chemical business. He also served FMC as General Manager of its Hydrogen Peroxide business and held senior positions in Global Business Management, Marketing and Operations in FMC’s Agricultural Products business.

Mr. Siracusa has been our Executive Vice President, Global Research & Development since May 2007, and was our Vice President, Global Research & Development from March 2005 until May 2007. Mr. Siracusa served as Senior Vice President, Research & Development for Playtex Products, Inc. from March 2000 to March 2005. From 1997 to 2000, he was Senior Vice President Research & Development for Reckitt & Coleman plc, a consumer products company, and also served that company from 1995 to 1997 as Divisional Vice President of Research & Development, North America. Mr. Siracusa also serves on the Board of Directors of the Consumer Specialty Products Association, a trade association which represents the interests of the Consumer Specialty Products Industry.

Mr. Tursi has been our Executive Vice President, Domestic Consumer Sales since May 2007, and was Vice President, Domestic Consumer Sales from July 2004 until May 2007. Prior to joining us, Mr. Tursi served as Vice President of Sales, Marketing and Customer Service of Spalding Sports Worldwide and its successor, Top-Flite Golf Co. from 1999 to 2004. From 1998 to May 1999, he served as Vice President of Sales for Vlasic Foods International. As described above in Mr. Craigie’s biography, Top-Flite sold its assets in September 2003 pursuant to an agreement with Callaway Golf Company and a bankruptcy court administrative auction process following Top-Flite’s filing for bankruptcy in the U.S. Bankruptcy Court for the District of Delaware in July 2003.

Mr. Katz has been our Vice President, Controller and Chief Accounting Officer since May 2007. From January 2003 until May 2007, Mr. Katz was our Controller, and from April 1993 to December 2002, he held the position of Assistant Controller. Mr. Katz has been employed by us in various positions since 1986.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information concerning ownership of our common stock as of March 8, 2010 (unless otherwise noted) by (i) each stockholder that has indicated in public filings that the stockholder beneficially owns more than five percent of our common stock; (ii) each Director and each nominee for election as a Director; (iii) each executive officer named in the Summary Compensation Table on page 32; and (iv) all Directors and executive officers as a group. Except as otherwise noted, each person listed below, either alone or together with members of the person’s family sharing the same household, had sole voting and investment power with respect to the shares listed next to the person’s name.

	Amount and Nature of Beneficial Ownership(1)			Notional Shares in Deferred Compensation Plans(2)
Name	Shares(2)(3)		Percent of Class
Neuberger Berman Group LLC(4)	5,181,601		7.33%	—
BlackRock, Inc.(5)	4,442,373		6.28%	—
T. Rosie Albright	24,000		*	9,138
James R. Craigie	283,273	(6)	*	57,462
Robert A. Davies, III	43,544		*	—
Rosina B. Dixon	157,854	(7)	*	51,089
Bradley C. Irwin	13,201		*	—
J. Richard Leaman, Jr.	75,030		*	18,101
Robert D. LeBlanc	45,444		*	—
Jeffrey A. Levick	—			—
Ravichandra K. Saligram	11,483		*	3,570
Robert K. Shearer	—		*	1,490
Arthur B. Winkleblack	1,426		*	—
Matthew T. Farrell	110,166	(8)	*	13,491
Bruce F. Fleming	31,361	(9)	*	10,705
Susan E. Goldy	93,743	(10)	*	7,404
Louis H. Tursi, Jr.	78,264	(11)	*	3,774
All Executive Officers and Directors as a Group (22 Persons)	1,378,904	(12)	1.92%	239,758

*	Less than 1%

(1)

Applicable percentage of ownership is based on 70,709,733 shares of our common stock outstanding as of March 8, 2010. Beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission and means voting or investment power with respect to securities. Shares of our common stock issuable upon the exercise of stock options exercisable currently or within 60 days of March 8, 2010 are deemed outstanding and to be beneficially owned by the person holding such option for purposes of computing such person’s percentage ownership, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

(2)

The shares listed in the “Shares” column do not include notional shares of our common stock credited to the account of Directors under the Deferred Compensation Plan for Directors or credited to the account of executive officers under the Executive Deferred Compensation Plan. Notional shares do not represent actual shares, but represent interests equivalent in value to the fair market value of shares of our common stock; gains or losses in the interests are based upon gains or losses in the fair market value of our common stock. These notional shares are reflected in the table in the column labeled “Notional Shares in Deferred Compensation Plans.” Because notional shares do not represent actual shares, holders of notional share accounts are not entitled to vote with respect to the notional shares.

(3)

The numbers in this column include shares that are subject to stock options exercisable currently, or within 60 days of March 8, 2010, as follows: Ms. Albright, 24,000 shares; Dr. Dixon, 37,500 shares; Mr. Davies, 15,000 shares; Mr. Irwin, 10.000 shares; Mr. Leaman, 30,000 shares; Mr. LeBlanc, 22,500 shares; Mr. Saligram, 10,000 shares; Mr. Craigie, 262,692 shares; Mr. Farrell, 75,000 shares; Mr. Fleming, 18,000 shares; Ms. Goldy, 83,750 shares; Mr. Tursi, 57,300 shares; all executive officers and Directors as a group, 991,292 shares.

(4)

Neuberger Berman Group LLC (“Neuberger Berman Group”), Neuberger Berman LLC, Neuberger Berman Management LLC and Neuberger Berman Equity Funds provided the following information in Amendment No. 1 to their Schedule 13G filed with the Securities and Exchange Commission on February 16, 2010. Neuberger Berman Group is affiliated with Neuberger Berman LLC and Neuberger Berman Management LLC. Neuberger Berman LLC and Neuberger Berman Management LLC are, respectively, a sub-adviser and investment manager of various Neuberger Berman Group mutual funds that hold our shares, and Neuberger Berman LLC is affiliated with Neuberger Berman Fixed Income LLC and NB Alternative Fund Management LLC, which also hold our shares. In addition, Neuberger Berman LLC has shared investment power over securities of unrelated clients. Of the shares listed in the table, Neuberger Berman Group has shared voting power (with Neuberger Berman LLC) with respect to 4,421,014 shares (of which Neuberger Berman Management LLC and Neuberger Berman Equity Funds also share voting power with respect to 4,317,155 shares and 4,149,455 shares, respectively) and shared investment power (with Neuberger Berman LLC) with respect to 5,181,601 shares (of which Neuberger Berman Management LLC and Neuberger Berman Equity Funds also share investment power with respect to 4,317,155 and 4,149,455 shares, respectively).

(5)

BlackRock, Inc. has provided the following information in its Schedule 13G filed with the Securities and Exchange Commission on January 29, 2010. As of December 31, 2009, BlackRock, Inc. has sole voting power over 4,442,373 shares. The address of BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022.

(6)	Includes Mr. Craigie’s interest in 3,660 shares of restricted stock.

(7)	Includes 44,345 shares held in two trusts for which Dr. Dixon serves as co-trustee and as to which Dr. Dixon holds either shared voting or shared investment power.

(8)	Includes Mr. Farrell’s interest in 1,391 shares of restricted stock.

(9)	Includes Mr. Fleming’s interest in 881 shares of restricted stock.

(10)	Includes Ms. Goldy’s interest in 644 shares of restricted stock.

(11)	Includes Mr. Tursi’s interest in 704 shares of restricted stock.

(12)	Includes interests of executive officers in 11,180 shares of restricted stock.

AUDIT COMMITTEE REPORT

The Audit Committee assists the Board in its oversight of the integrity of our Company’s financial statements, compliance with legal and regulatory requirements and the performance of the internal audit function. Management has primary responsibility for preparing the financial statements and for the financial reporting process. In addition, management has the responsibility to assess the effectiveness of our Company’s internal control over financial reporting. Deloitte & Touche LLP, our Company’s independent registered public accounting firm, is responsible for (i) expressing an opinion on the conformity of the Company’s audited financial statements to generally accepted accounting principles and on whether the financial statements present fairly in all material respects the financial position and results of operations of our Company, and (ii) expressing an opinion on the effectiveness of our Company’s internal control over financial reporting.

In this context, the Audit Committee hereby reports as follows:

1.	The Audit Committee has reviewed and discussed with management and Deloitte & Touche LLP the audited financial statements and Deloitte & Touche LLP’s evaluation of our Company’s internal control over financial reporting.

2.	The Audit Committee has discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees), as adopted by the Public Company Accounting Oversight Board.

3.	The Audit Committee has received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte & Touche LLP’s communications with the Audit Committee concerning independence, and has discussed with Deloitte & Touche LLP that firm’s independence.

Based on the review and discussion referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, for filing with the Securities and Exchange Commission.

Respectfully submitted,

Robert K. Shearer, Chairperson

Bradley C. Irwin

Arthur B. Winkleblack

Dated: February 16, 2010

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Fees related to the 2008 and 2009 fiscal years payable to our independent registered public accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates are as follows:

	2009 ($)	2008 ($)
Audit Fees	2,460,416	2,885,800
Audit-Related Fees(1)	45,575	199,165

Total Audit and Audit-Related Fees	2,505,991	3,084,965
Tax Fees(2)	677,639	345,001
All Other Fees(3)	48,000	128,500

(1)	Audit-related fees primarily include services for employee benefit plan audits, acquisition-related due diligence and SEC and financing work.

(2)	Tax fees include services for compliance, planning and audit support.

(3)	All other fees include services for the initial assessment of the impact of the adoption of International Financial Reporting Standards, as well as Audit Committee training.

COMPENSATION DISCUSSION AND ANALYSIS

INTRODUCTION

In this Compensation Discussion and Analysis, we address the compensation paid or awarded for 2009 to our executive officers listed in the Summary Compensation Table that follows this discussion. We sometimes refer to these executive officers as our “named executive officers.”

2009 COMPENSATION

Compensation Objectives

For the past several years, we have focused on the following objectives in making compensation determinations:

•	Provide compensation that is competitive in markets in which we compete for management talent. We refer to this objective as “competitive compensation.”

•	Condition a majority of a named executive officer’s compensation on a combination of short and long-term performance. We refer to this objective as “performance incentives.”

•

Encourage the aggregation and maintenance of meaningful equity ownership, and the alignment of executive officer and stockholder interests as an incentive to increase stockholder value. We refer to this objective as “stockholder incentives.”

•	Provide an incentive for long-term continued employment with us. We refer to this objective as “retention incentives.”

The principal components of 2009 compensation that we paid to the named executive officers to meet these objectives are as follows:

Type of Compensation	Objectives Addressed
Salary	Competitive Compensation

Annual Incentive Compensation	Performance Incentives Stockholder Incentives

Stock Options	Performance Incentives Stockholder Incentives Retention Incentives

Restricted Stock Awards	Stockholder Incentives Retention Incentives

Please see “Determination of Competitive Compensation” below for a discussion of limitations on our competitive analysis in 2009.

Consideration of Risk

While focusing on the compensation objectives described above, we also recognize the need to avoid creating incentives for unnecessary risk-taking. The Compensation & Organization Committee has reviewed our incentive compensation programs for employees, including our executive officers, and believes that our incentive compensation programs do not encourage unnecessary risk-taking for the following reasons:

•	The performance metrics in our annual incentive plan are counterbalanced so that, for example, an undue focus on net sales at the expense of operating margins will not result in a higher payout.

•

Twenty percent of the award that is earned based on achievement of corporate performance objectives under the annual incentive plan may be reduced at the discretion of the Compensation & Organization Committee based on individual factors.

•

We have capped maximum awards under our annual incentive plan over the past several years so that they could not exceed 200 percent of the target award, which helps to limit the potential for excessive emphasis on short-term incentives.

•

Stock options constitute a substantial portion of an executive’s total remuneration and vest as to all underlying shares on the third anniversary of the date of grant, which encourages a longer-term focus.

•	Annual stock option grants result in overlapping three-year vesting periods, reducing the risk of an inappropriate focus on one vesting date.

•	Our stock ownership guidelines require that our executives hold a significant amount of Church & Dwight stock to further align their interests to our stockholders on a long-term basis.

Determination of Competitive Compensation

In past years, we relied on data provided to us by our compensation consultants, Steven Hall & Partners, to gauge the comparability of our compensation to the compensation of executives of other companies with generally corresponding responsibilities. As described in more detail below, this data included compensation information related to a comparator group of consumer goods companies or was derived from published surveys.

However, following discussions with Steven Hall & Partners, we determined that it should not provide comparator group and survey data with respect to compensation of executive officers for 2009. We reached this determination because the available data, which would reflect 2007 short and long-term compensation and 2008 base salaries, may not have been a reliable indicator of compensatory trends, due to the highly uncertain economic conditions prevalent at the time. Accordingly, with the exception of salary determinations, we did not use any new comparative data in connection with structuring compensation for the named executive officers in 2009. Instead, we generally kept in place the short and long-term compensatory structure we used in 2008. Because our 2008 compensatory methodology is reflected in the compensatory structure we used in 2009, the remainder of this section addresses the methodology we used in 2008.

In 2008, we used data provided by Steven Hall & Partners to gauge the comparability of our compensation to the compensation of executives of other companies with generally corresponding responsibilities. With respect to the determination of compensation for our Chief Executive Officer and our Chief Financial Officer, the data provided by the compensation consultant focused on the compensation level of a comparator group of consumer goods companies that had revenues in the range of approximately 25 to 250 percent of our revenues and have brand management focus and distribution channels that are similar to ours. The comparator companies were the following:

• Alberto-Culver Company	• McCormick & Company Incorporated
• American Greetings Corporation	• NBTY, Inc.
• Blyth, Inc.	• Nu Skin Enterprises, Inc.
• Central Garden & Pet Company	• PepsiAmericas Inc.
• Chiquita Brands International, Inc.	• Perrigo Company
• The Clorox Company	• Playtex Products, Inc.
• Coca-Cola Bottling Co. Consolidated	• Revlon, Inc.
• Cott Corporation	• The Scotts Miracle-Gro Company
• Del Monte Foods Company	• The J. M. Smucker Company
• Energizer Holdings, Inc.	• Spectrum Brands, Inc.
• Flowers Foods, Inc.	• TreeHouse Foods, Inc.
• Helen of Troy Limited	• Tupperware Brands Corporation
• The Hershey Company	• United National Foods, Inc.
• Imperial Sugar Company	• UST Inc.
• Lance, Inc.	• Wm. Wrigley Jr. Company
• Libbey, Inc.

In providing comparative data regarding compensation of executives of the comparator companies, Steven Hall & Partners excluded companies if their executives earned more than twice as much or less than half as much as our corresponding executive. Steven Hall & Partners also excluded data relating to executives who have not held their position for at least two years and, as it deemed appropriate, excluded data relating to one-time and special awards.

The responsibilities of the comparator companies’ named executive officers other than the principal executive officer and principal financial officer varied considerably and often did not correspond to the responsibilities of our other named executive officers. Therefore, in making a comparative evaluation with respect to our named executive officers other than our Chief Executive Officer and Chief Financial Officer, we relied on an analysis prepared by Steven Hall & Partners of data derived from published surveys. This analysis provided information on compensation for executive officers serving in positions comparable to those of our other named executive officers. Where possible, Steven Hall & Partners focused its comparative data on surveys relating to non-durable goods manufacturing companies and consumer products companies. In addition, the survey data was weighted based on Steven Hall & Partners’ judgment as to reliability and validity of the data. The survey data also was used by Steven Hall & Partners as a supplement to the publicly filed proxy statement data it used in providing a comparative analysis of compensation for our Chief Executive Officer and Chief Financial Officer.

In 2008, we sought to structure total direct compensation, namely base salary, annual incentive plan payout at target and long-term incentives, at a level that approximates the 50th percentile of the comparator companies or the survey companies, as applicable. However, we have not followed this guideline rigidly, and the Compensation & Organization Committee of our Board of Directors could make determinations that represent a departure from this general guideline. Moreover, because a majority of our compensation is performance-based, actual cash compensation paid to our named executive officers could further vary from that paid to executive officers in the comparator companies or the survey companies, based on achievement of performance targets.

Salaries

As noted above, in 2009 we did not rely on the comparative data we customarily use in determining salary. Instead, we referenced publicly available market data from a variety of sources, including human resources consultants, The Conference Board and the Society of Human Resource Management, which indicated that merit increases generally were approximately three percent. Accordingly, salary increases for the named executive officers averaged approximately three percent. We believe the increase was modest, and also appropriate in light of the Company’s excellent performance in 2008. Salary increases for the named executive officers ranged from 2.94 percent for Mr. Craigie to 3.08 percent. The variations were attributable to rounding the salary increases to the nearest $1,000.

Annual Incentive Plan

The principal objective of our annual incentive plan is to align executive and stockholder interests by providing an incentive to achieve performance goals that support long-term stockholder return. The performance goals are established each year to reflect specific objectives set in our annual budget. We typically also consider competitive factors, including total cash compensation, which includes salary and annual incentive bonus, in determining the amount of annual incentive award opportunities. However, in light of the highly uncertain economic environment and lack of suitable available data, as described above, we did not consider new competitive factors in 2009, but kept in place the compensatory structure we used in 2008.

We use a numerical rating system of 0-2.0 to determine the payout amounts under our Annual Incentive Plan. Award levels for target performance at a 1.0 rating are based on a specified percentage of the participants’ respective salaries; the percentages utilized in 2009 were the same as were used in 2008. However, as was the case in 2008, we set payout amounts for achieving the performance targets at levels that were 20 percent above the amounts that would be paid with respect to a 1.0 rating. In other words, a rating of 1.2 is applied if target performance is achieved. We made this adjustment because the performance goals were designed to reflect budgeted earnings per share growth of 14 percent, which we believed would be an outstanding achievement. The following table indicates the percentage of salary payable at a 1.0 rating, and the target award opportunity for 2009, based on a 1.2 rating:

Name	Percentage of Salary Payable at 1.0 Performance Rating	Target Award Opportunity (Based on a 1.2 Performance Rating) ($)
James R. Craigie	100%	1,042,500
Matthew T. Farrell	60%	342,900
Bruce F. Fleming	50%	199,500
Susan E. Goldy	50%	205,500
Louis H. Tursi, Jr.	50%	202,500

Mr. Craigie’s percentage reflects his responsibilities as our Chief Executive Officer. Mr. Farrell’s percentage was established in accordance with the terms of his offer letter in connection with his commencement of employment in 2006. We set the percentage for all other executive officers at the same level, which we believe unifies the commitment of the affected executive officers towards achievement of our annual performance goals.

For named executive officers who did not have division responsibilities, all of their target award was based on corporate performance. However, 20 percent of the award that is earned and payable based on achievement of the corporate performance objectives may be reduced at the discretion of the Compensation & Organization Committee, based on individual considerations. The 2009 corporate performance metrics and their weightings, which were unchanged from 2008, were the following:

Net Sales	25%
Gross Margin	25%
Operating Margin	25%
Free Cash Flow	25%

*	Free cash flow equals net cash provided by operating activities less capital expenditures.

For named executive officers with division responsibilities, 60 percent of their target award was based on corporate performance, comprised of the same measures as set forth above, and 40 percent was based on division performance. However, one-third of the award that is earned and payable based on achievement of the corporate performance objectives (which is equivalent to 20 percent of the total award, if all target objectives are met) is subject to reduction at the discretion of the Compensation & Organization Committee, based on individual considerations.

The metrics and weightings in 2009 for each of our three divisions are indicated in the table below:

	Division
Metric	Consumer Domestic	Consumer International	Specialty Products
Net Sales	33 1/3%	25%	33 1/3%
Gross Margin	33 1/3%	25%	—
Operating Margin	33 1/3%	25%	33 1/3%
Working Capital	—	25%	—
EBIT**	—		33 1/3%

**	EBIT means earnings before interest and tax expenses, and includes earnings from unconsolidated joint ventures.

The results used to compute performance in 2009 reflect adjustments approved by the Compensation & Organization Committee to eliminate the effect of items such as foreign exchange fluctuations that differed from budgeted amounts, sales and profits derived from non-core brands acquired from Del Laboratories, Inc. (“Del”) and divested during the second quarter of 2009, proceeds of a settlement of litigation with Abbott Laboratories and costs associated with the construction of a new manufacturing and warehouse facility in York County, Pennsylvania and the related closing of our North Brunswick, New Jersey complex. We do not believe that items such as foreign exchange fluctuations, substantial proceeds of a settlement of long-standing litigation or extraordinary restructuring costs appropriately reflect management performance for purposes of the annual incentive plan, and performance of the non-core brands acquired from Del was not addressed in our budgeting process. In addition, we adjusted gross margin and operating margin to eliminate the effect of expenses relating to above-target payouts. We do not believe that it would be fair, in effect, to penalize our executives for compensation earned as a result of superior performance.

We selected net sales as a measure of corporate and divisional performance because it is a key metric used in our industries. We believe that in a mature industry subject to intense competition, net sales are a fundamental measure of our ability to compete effectively and grow. We selected gross margin as a measure of corporate and divisional performance because we believe that our ability to control cost of sales has become an increasingly critical component of our operations. The effect of raw material and energy costs on our margins has underscored the need for effective management of both our product pricing and cost of sales. We selected operating margin because, in addition to considerations relating to gross margin, our profitability is dependant on our ability to effectively manage discretionary marketing expenditures and control selling, general and administrative expenses in a manner that will enable us to realize a meaningful return from the sale of our products. We selected free cash flow as a measure of working capital utilization because we believe free cash flow is a standard performance metric used by investors. It also is a tool used by our management. We believe that free cash flow provides a useful indication of our ability to pay dividends and service indebtedness. Moreover, free cash flow is affected by net income, working capital and capital expenditures, all factors relevant to assessing the management of our business.

We used two additional metrics for divisional performance. For the Consumer International Division, we added a working capital metric. The working capital metric consisted of two equally weighted subcategories: days sales outstanding, which is a measure of the average number of days needed to collect outstanding receivables, and days inventory outstanding, which is a measure of how many days of sales, on average, we hold in inventory. We believe these are effective measures of management of our financial resources, an important consideration in our effort to improve the performance of the Consumer International Division. Finally, we used EBIT as a metric for the

Specialty Products Division. EBIT includes the performance of joint ventures that are an important part of the Specialty Products Division’s business. Because the joint ventures are not consolidated into our financial statements, their performance is not addressed in the operating margin metric. We also believe that EBIT addresses some of the same considerations as are addressed by an operating margin metric. Nevertheless, in 2009 we reduced the weighting of the EBIT metric from 67 percent to 33 1/3 percent and added an operating margin metric, which we also weighted at 33 1/3 percent. We made this change because we felt that the Specialty Product Division’s success in achieving operating margin goals is an important contributor to our overall consolidated corporate results.

With respect to performance goals established for each metric, we apply a scale of 0.0 to 2.0 to determine a performance rating. As noted above, payout amounts for achieving the performance targets in 2009 were set at a rating of 1.2. A rating of 2.0 indicates that the maximum performance level has been achieved or exceeded. A rating of 0.0 indicates that performance is below the level at which any payment would be made under the annual incentive plan. In determining the annual incentive payout, we multiplied the amount payable for a 1.0 performance rating by the actual performance rating.

The following table indicates, with respect to each corporate performance measure, the threshold level of performance for which a payout could be made, the target performance level and the maximum performance level (dollars are in millions). To the extent applicable, the amounts and percentages in the following table and in the Performance Level column in the next table reflect the adjustments described above.

Performance Measure	Threshold (0 rating)	Target (1.2 rating)	Maximum (2.0 rating)
Net Sales	$2,289	$2,435	$2,532
Gross Margin	40.28%	41.53%	42.78%
Operating Margin	15.09%	16.09%	17.09%
Free Cash Flow	$230	$280	$330

With respect to corporate performance in 2009, the actual performance levels and ratings were as follows (dollars in millions):

	Performance Level	Rating
Net Sales	$2,500	1.73
Gross Margin	45.00%	2.00
Operating Margin	17.30%	2.00
Free Cash Flow	$339	2.00

The corporate performance rating for 2009 was equal to the weighted average number of these factors, or 1.93. The relevant division performance ratings for 2009 were: Consumer Domestic, 2.00; Consumer International, 1.50; and Specialty Products, 1.00.

The final performance rating applicable to each executive reflected the weighted average achieved performance rating for corporate performance and division performance applicable to the executive. The Compensation & Organization Committee did not exercise its discretion to reduce a portion of award for any named executive officer. Based on their respective performance ratings, the named executive officers received award payments as shown in the table below:

Name	Applicable Performance Rating	Actual Award Payment ($)	Actual Award as percentage of Target Award Opportunity
James R. Craigie	1.930	1,676,700	160.83%
Matthew T. Farrell	1.930	551,500	160.83%
Bruce F. Fleming	1.958	325,500	163.16%
Susan E. Goldy	1.930	330,500	160.83%
Louis H. Tursi, Jr.	1.958	330,400	163.16%

The award payments are reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

Long-Term Incentives—Stock Options

We typically seek to position long-term incentive awards for the named executive officers to be approximately equivalent to the median level of the comparator companies. However, as noted above, in 2009 we did not rely on new comparative data in setting compensation. Instead, we referred to the multiples of salary and type of award used in 2008 in providing long-tem incentive compensation. Accordingly, we continued to utilize options on our common stock as our principal form of long-term compensation. Stock options granted in 2009:

•	have a 10 year term,

•	vest as to all underlying shares on the third anniversary of the date of grant and

•	have an exercise price equal to the fair market value per share on the date of grant, which we determine based on the closing price as reported on the New York Stock Exchange on the date of grant.

In addition, as was the case in 2008, our stock options granted in 2009 include provisions enabling a three-year post-termination vesting and exercise period. The provisions apply if (1) the option holder’s employment terminates due to retirement or termination by us without cause, (2) the option holder is at least 55 years old and has at least five years of service with us and (3) the sum of the option holder’s age and years of service is at least 65. Although these provisions are more favorable than were typical among the comparator companies when we reviewed their practices in 2007, we believe that these provisions enable us to attract and retain seasoned executives who have considerable experience. Moreover, we view these post-termination provisions as offsetting the effect of the vesting provisions of our stock options, which we believe are less favorable than vesting provisions used by many of the comparator companies. Many of those companies provide for incremental vesting of stock options during the vesting period, while our options do not vest until they have been held for three years. We believe our vesting provisions encourage our employees to maintain employment with us.

We believe that stock options provide a strong incentive to increase stockholder value, because the value of the stock options is dependent on the market performance of our common stock following the date of grant.

Under our long-term incentive program, we grant stock options to each of our named executive officers on an annual basis, based on a multiple of the executive officer’s salary. In connection with our 2009 grants, we initially used the following multiples of salary for our named executive officers:

Name	Multiple of Salary*
James R. Craigie	6.5x
Matthew T. Farrell	2.5x
Bruce F. Fleming	2.1x
Susan E. Goldy	2.1x
Louis H. Tursi, Jr.	2.1x

*	In order to eliminate the potential for minor differences among officers and foster a cohesive commitment to our success, we used a multiple of 2.1 times the average of our executive officers’ salaries to compute initially the value of options to be granted to each of them.

The salary multiples in 2009 for named executive officers were unchanged from 2008. The considerations relating to the determination of the salary multiples were similar to those discussed above under “Annual Incentive Plan” with respect to the percentage of salary payable at a 1.0 percent performance rating.

As was the case in 2008, we increased by 25 percent the dollar amount initially computed based on the salary multiples set forth above. We took this action after comparing the total shareholder return (based on the increase in stock price plus dividends paid) of Church & Dwight common stock for the one and three year periods ended December 31, 2008 against the total shareholder return for a selected group of consumer products companies utilized by management for internal analysis purposes (Alberto-Culver Company; Avon Products, Inc.;

Chattem, Inc.; Colgate-Palmolive Company; The Clorox Company; Energizer Holdings, Inc.; Kimberly-Clark Corporation; The Procter & Gamble Company; Reckitt Benckiser Group PLC; and Unilever). This group generally was also referenced in 2008, although there were some changes. Reckitt Benckiser and Unilever were added because they are direct competitors. Chattem was added because it is a consumer goods company that management viewed as having strong gross margin performance. Management removed Jarden Corporation and PepsiCo., Inc. because it believed those companies were less comparable to Church & Dwight than the other companies in the group. For both the one and three year periods, our total shareholder return was among the top 25 percent of the selected group. The 25 percent increase in dollar amount was made to reflect our company’s superior performance as compared to the companies in this group, as well as strong one and three year absolute performance. Unlike our 2008 evaluation, we did not reference the compensation comparator companies directly, but our total shareholder return generally compared very favorably to those companies. The determination to increase the grant by 25 percent was not based on the application of any formula.

In determining the number of shares underlying options for each of the named executive officers, we divided the dollar amount available for option grants by the closing price of a share of our common stock on the date of grant to determine the number of stock options granted to the executive officer. We rounded the resulting number of shares to the nearest 100 shares. The number of shares underlying stock options granted to the named executive officers are set forth below in the Grants of Plan Based Awards table under the column heading, “All Other Option Awards: Number of Securities Underlying Options.” For additional information regarding stock option terms, see the narrative accompanying the Grants of Plan-Based Awards table.

Beginning with options granted in 2005, we have applied special provisions to Mr. Craigie’s options. Under these provisions, if his employment with us terminates for any reason other than for cause after he has been employed by us for five years and if he is in compliance with our stock ownership guidelines as in effect at the end of the five year period, his options will remain exercisable until the end of their stated term and will continue to vest in accordance with the terms of the grant. The Compensation & Organization Committee approved this provision to encourage Mr. Craigie to maintain a long-term focus on our strategy and a long-term interest in our securities, and to remove requirements and incentives to exercise options and sell underlying shares within a short time following a termination of his employment. See “Stock Ownership Guidelines” below for information regarding stock ownership guidelines applicable to Mr. Craigie by the end of 2009 and by the end of 2010.

The Compensation & Organization Committee has, from time to time, considered the structure of our long-term incentive compensation, which continues to consist solely of stock options. In light of uncertain economic conditions prevalent in 2009, the Compensation & Organization Committee did not consider any change to our long-term incentive compensation structure in 2009. Nevertheless, while the Compensation & Organization Committee continues to believe that stock options are an appropriate form of long-term incentive compensation, it will review with management, on an ongoing basis, the advisability of adopting alternative forms of long-term incentive compensation that are tied to, and provide incentives for, the long-term increase in stockholder value.

Restricted Stock Award Program

We believe it is very important to enhance the linkage of the interests of our officers to those of our stockholders by encouraging ownership of our common stock. Under our restricted stock award program, we award restricted stock to officers when those officers acquire our common stock. Specifically, we award shares of restricted stock to an officer who, during a calendar year,

•	defers a portion of his or her salary into a notional investment in common stock under our Executive Deferred Compensation Plan (“EDCP”),

•	defers a portion of his or her award under the annual incentive plan into a notional investment in our common stock fund under the EDCP,

•	transfers funds within the EDCP into the notional investment in common stock or

•	otherwise purchases our common stock, except as described below.

We award the restricted stock on the first Monday in March of the succeeding calendar year. The number of shares awarded has a fair market value equal to 20 percent of the value of the acquired notional investment in our common stock and the otherwise purchased common stock. For this purpose, the value of the acquired notional investment and otherwise purchased common stock may not exceed 50 percent of the officer’s target annual incentive plan award in the year preceding the year in which we award the restricted stock. Restricted shares awarded under the program vest on the third anniversary of the date of award. In addition to encouraging share ownership, we believe the vesting terms of the restricted stock provide a meaningful incentive for continued employment. Restricted shares issued to the named executive officers under this program in 2009 are set forth below in the Grants of Plan-Based Awards Table under the column heading, “All Other Stock Awards: Number of Shares of Stock or Units.”

The restricted stock award program is not intended to provide an incentive to purchase our common stock in plans that are available to a broad base of our employees. Therefore, we do not provide restricted stock awards for purchases of our common stock under our employee stock purchase plan or under our savings and profit sharing plan.

Perquisites and Charitable Contributions

We provide very limited perquisites to our executive officers. Our executives may receive a comprehensive physical examination through a provider selected by the executive from among three providers that we have approved. We believe it is in our interest to ensure that our executives’ health is monitored so that any health-related issues pertaining to an executive can be identified and addressed promptly. The cost to us for providing this benefit is approximately $3,000 per executive.

Except as noted above, we currently do not have programs for providing personal benefit perquisites to executive officers. We do not participate in any programs under which we agree to make donations to charitable institutions in the name of any of our executive officers or directors. We do, from time to time, make donations to charities designated by our executive officers and directors. The aggregate amount of all donations to these charities was $25,000 in 2009.

STOCK OPTION GRANT PRACTICES

For the past several years, our Compensation & Organization Committee has followed a practice of making our annual stock option grants to executive officers and other employees effective on the Monday falling most closely to the midpoint between the dates of the first and second quarter earnings releases. A grant to a new employee is effective on the date the employee commences employment with us, and special grants made to employees at times other than the time of the annual grant are effective on the first trading day of the month following approval of the grant. The per share exercise price of stock options is equal to the closing price of a share of our common stock on the date of grant. We believe that our stock option grant practices are appropriate and eliminate any questions regarding “timing” of grants in anticipation of material events, since grants become effective in accordance with a long-standing schedule.

Our Compensation & Organization Committee delegates to our Executive Vice President Human Resources the ability to approve stock option grants for employees who are not executive officers. The grants may be made at times other than the time of annual grant and are utilized for new hires and for performance recognition. The Compensation & Organization Committee approved 59,000 shares for these purposes in 2009. The timing and pricing of the option grants in 2009 conformed to the Compensation & Organization Committee practices described in the preceding paragraph.

STOCK OWNERSHIP GUIDELINES

Our executive officer stock ownership guidelines are designed to further align the interests of executive officers with the interests of our stockholders. The guidelines generally specify the number of shares of our common stock that our executive officers were required to accumulate by the end of 2009 (or, if later, five years following appointment to an executive officer position) and maintain thereafter. The current guidelines are based on salary levels on January 1, 2008 and the average closing price of our common stock during 2007. An executive officer who becomes subject to the guidelines after January 1, 2008 will have stock ownership requirements that are computed based on a multiple of his or her salary at the time the executive officer becomes subject to the guidelines and the average closing price of our common stock for the prior 365-day period. In each case, the number of shares resulting from the calculation is rounded to the nearest 1,000 shares. Every three years, we recalibrate the stock ownership requirements based on the then current base salaries and the average closing stock price of our common stock over the preceding 12 months. The next recalibration will occur on January 1, 2011. The Compensation & Organization Committee reviews the executive officers’ progress towards compliance with the guidelines semi-annually.

In 2007, we agreed to defer, by one year, the deadline for Mr. Craigie’s compliance with the stock ownership requirements. We did this because Mr. Craigie transferred to his former spouse, as part of a divorce settlement, a number of shares having a value approximately equivalent to one year’s applicable salary. As modified, guidelines applicable to Mr. Craigie require that he reach a stock ownership level equivalent to four times salary by the end of 2009 and five times salary by the end of 2010. See “Long-Term Incentives – Stock Options” above for a description of special provisions that apply to Mr. Craigie’s stock options as a result of his compliance with our stock ownership guidelines in 2009.

The guidelines applicable to each of the named executive officers, and the named executive officer’s progress towards achieving the required stock ownership levels, are shown on the following table:

Name	Applicable Base Salary ($)(1)	Multiple of Salary Subject to Guidelines	Applicable Price Per Share ($)	Required Number of Shares to be Held		Number of Shares Held at 12/31/09(2)
James R. Craigie	800,000	5.0x	48.81	82,000	(3)	65,004
Matthew T. Farrell	450,000	5.0x	48.81	46,000		31,805
Bruce F. Fleming	312,000	2.5x	48.81	16,000		21,677
Susan E. Goldy	315,000	2.5x	48.81	16,000		17,255
Louis H. Tursi, Jr.	320,000	2.5x	48.81	16,000		23,878

(1)

Applicable base salary refers to the base salaries in effect on January 1, 2008. Applicable price per share is the average closing stock price during 2007. Base salary levels and applicable price per share will be readjusted in 2011.

(2)

Stockholdings include shares owned by the executive officer or members of his or her immediate family residing in the same household, shares or notional shares held for the executive officer’s account in a company plan, restricted stock held by the executive officer and stock units held for the account of the executive officer in the EDCP.

(3)	Mr. Craigie is required to hold the indicated number of shares by the end of 2010. He was required to hold 66,000 shares at the end of 2009.

ONGOING AND POST-EMPLOYMENT COMPENSATION

We have plans and agreements that address compensation for our named executive officers that accrue value as the executive officer continues to work for us, provide special benefits upon certain types of termination events or provide retirement benefits. These plans and agreements were designed to be part of a competitive compensation package, in some cases not only for executive officers, but for other employees as well.

Savings and Profit Sharing Plan for Salaried Employees

This plan, which we sometimes refer to below as the “savings and profit sharing plan,” is a tax-qualified defined contribution plan available to all of our domestic salaried employees. All of our named executive officers participate in the plan. Under the plan, an employee may contribute, subject to Internal Revenue Code limitations, up to a maximum of 70 percent of his or her eligible compensation (15 percent for highly compensated employees in 2009), which includes salary and payments under the annual incentive plan, on a pre-tax or post-tax basis (post-tax contributions are limited to six percent of eligible compensation). For this purpose, Roth contributions, although made on a post-tax basis, are treated as if they were made on a pre-tax basis. We provide a matching contribution equal to 50 percent of the first six percent of eligible compensation that an employee contributes in any year. In addition, the plan provides a profit-sharing feature under which we make an annual contribution to the account of each employee based on our performance in the preceding year. The performance measures and results used to calculate the annual contribution level are identical to the company-wide measures described above under “Annual Incentive Plan.” Achievement of the target performance rating would have resulted in a contribution of 7.3 percent of a participant’s eligible compensation in 2009. In respect of 2009 performance results, the Compensation & Organization Committee made a contribution in 2010 equal to 11.58 percent of a participant’s eligible compensation. Amounts credited to an employee’s account in the plan may be invested among a number of funds, including a company stock fund. A participant’s account is adjusted to reflect the rate of return, positive or negative, on the investments. Employee contributions and compensation on which our profit sharing contributions may be based cannot exceed limits under the Internal Revenue Code (the eligible compensation limit was $245,000 in 2009).

Employee Stock Purchase Plan

This plan is a tax qualified employee stock purchase plan generally available to our domestic employees who work at least 20 hours per week. Mr. Craigie, Mr. Farrell, Ms. Goldy and Mr. Fleming participate in this plan. Under the plan, a participant may contribute up to 10 percent of his or her salary and wages towards the purchase of our common stock on the last business day of a calendar month. The purchase price generally is equal to 85 percent of the closing price of our common stock on the second Friday of the month. As a result of Internal Revenue Code limits, no participant may purchase more than $25,000 worth of common stock in any calendar year.

Executive Deferred Compensation Plan (“EDCP”)

This plan and its predecessors collectively have been in effect for over 20 years. The plan is a nonqualified deferred compensation plan that provides tax benefits for executive officers. All named executive officers participate in the plan. Under the EDCP as currently in effect, an executive officer can defer up to 85 percent of his or her salary and up to 85 percent of amounts paid to the executive officer under our annual incentive plan. In addition, an executive can make a separate deferral, which we refer to below as the “Excess Compensation Deferral,” of up to six percent of compensation that exceeds Internal Revenue Code limits on eligible contributions under our savings and profit sharing plan. We provide a contribution equal to (1) 50 percent of the Excess Contribution Deferral Amount; (2) three percent of other salary and bonus deferrals; and (3) the profit sharing contributions we would have made to the participant’s account under our savings and profit sharing plan were it not for the Internal Revenue Code limit on the amount of eligible compensation under that plan and the participant’s deferrals into the EDCP.

Amounts deferred under the EDCP generally are not subject to federal, and in many cases state, income taxes until they are distributed. An executive officer can choose to have his or her contributions allocated to one or more of several notional investments, including a notional investment in our common stock. A participant may not initially allocate more than 50 percent of his or her contributions to our common stock, although the participant can increase the notional common stock amount through intra-plan transfers of notional investments previously made. A participant’s account is adjusted to reflect the deemed rate of return, positive or negative, on the notional investments. An executive officer may choose to receive a payout following retirement, either in a lump sum or in annual installments, in accordance with the terms of the EDCP. Alternatively, the executive officer may choose to receive an in-service distribution in a lump sum or in up to four annual payments in accordance with the terms of the EDCP. The EDCP also includes provisions for payment upon death or disability. See the Deferred Compensation table and accompanying narrative, and “Potential Payments Upon Termination or Change in Control” for additional information.

Change in Control and Severance Agreements

In 2006, we adopted change in control and severance agreements for our executive officers. We believe that these agreements can create management stability during a period of uncertainty. Absent such agreements, there is an increased risk that executive officers may be encouraged to seek other employment opportunities if they became concerned about their employment security following a change in control. We believe that the agreements serve to provide financial security to an executive officer in the event the executive officer is terminated without cause following a change in control by providing a meaningful payment to the executive officer. The agreements also provide clear statements of the rights of the executive officers and protect against a change in employment and other terms by an acquirer that would be unfavorable to the executive officer. In providing a higher level of benefits to Mr. Craigie than to our other named executive officers, we referenced data from a study prepared by a former compensation consultant indicating that a higher level of benefits for a CEO was in line with marketplace practices. We also determined to provide benefits to our executive officers, although at a lower level, for certain types of employment terminations that do not follow a change in control. We believe these severance obligations provide a competitive benefit that enhances our ability to retain capable executive officers.

The change in control and severance agreements provide for payments and other benefits if an executive officer’s employment is terminated without cause, or if an executive officer terminates employment for “good reason,” within two years following a change in control. These provisions require what is sometimes called a “double trigger,” namely both a change in control and a specified termination event, before payment is made. The agreements also provide for lesser payments if these types of terminations occur outside of the context of a change in control. In March 2010, we and the participating executives amended the agreements to eliminate the tax gross-up provisions under the agreements. These provisions called for additional payments to an executive officer if the executive officer became liable for payment of any excise tax under Section 4999 of the Internal Revenue Code with respect to any payment to be received under an agreement in connection with a change in control. These additional payments were designed so that, after payment of all excise taxes and any other taxes payable in respect of the additional payments, the executive officer would retain the same amount as if no excise tax had been imposed. While tax gross ups were a common feature of change in control agreements a few years ago, companies have been eliminating these provisions in response to, among other developments, criticism from proxy advisory services and institutional investors. Therefore, our executive officers agreed to the elimination of the tax gross-up provision.

In the event that payments to be made to an executive under the change in control and severance agreements in connection with a change in control would result in the imposition of the excise tax under Section 4999 of the Code, we will reduce the payments to the highest amount that could be paid without triggering the excise tax if, following the reduction, the executive would have greater net after-tax payments than if no reduction were made. If no reduction is made, the executive officer will pay any applicable excise tax.

See “Potential Payments Upon Termination or Change in Control” for further information regarding benefits under the change in control and severance agreements.

TAX CONSIDERATIONS

Section 162(m) of the Internal Revenue Code limits to $1 million the deductibility for federal income tax purposes of annual compensation paid by a publicly held company to its chief executive officer and other specified highest paid executive officers, unless certain conditions are met. We have structured certain portions of our executive compensation program to preserve deductibility for federal income tax purposes. Nevertheless, we believe that, in certain circumstances, factors other than tax deductibility take precedence in determining the forms and amount of compensation, and we retain the flexibility to authorize compensation that may not be deductible if we believe it is in the best interests of our company.

ROLE OF EXECUTIVE OFFICERS IN DETERMINING EXECUTIVE COMPENSATION FOR NAMED EXECUTIVE OFFICERS

In connection with 2009 compensation for executive officers, Mr. Craigie, aided by our human resources department, provided statistical data and recommendations to the Compensation & Organization Committee. Mr. Craigie did not make recommendations as to his own compensation. While the Compensation & Organization Committee utilized this information, and valued Mr. Craigie’s observations with regard to other executive officers, the ultimate decisions regarding executive compensation were made by the Compensation & Organization Committee.

ROLE OF THE COMPENSATION & ORGANIZATION COMMITTEE IN EXECUTIVE COMPENSATION

As set forth in the Charter of the Compensation & Organization Committee, one of the Compensation & Organization Committee’s purposes is to administer our executive compensation program. It is the Compensation & Organization Committee’s responsibility to oversee the design of executive compensation programs, to determine, subject to Board of Directors ratification, the types and amounts of most compensation for executive officers, and to administer our incentive compensation and stock option plans. All compensation for Mr. Craigie ultimately must be ratified by a majority of the independent Directors of the Board, while the Board of Directors ratifies compensation for other executive officers. Our human resources department supports the Compensation & Organization Committee’s work, and in some cases acts under delegated authority to administer compensation programs. In addition, as described above, the Compensation & Organization Committee directly engages an outside consulting firm to assist in its review of compensation for executive officers. The consulting firm performs similar services for us with respect to non-executive officers. The consulting firm does not perform any other services for us.

COMPENSATION & ORGANIZATION COMMITTEE REPORT

The Compensation & Organization Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Securities and Exchange Commission regulations. Based on its review and discussions, the Compensation & Organization Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted,

Robert D. LeBlanc, Chairperson

T. Rosie Albright

Ravichandra K. Saligram

Dated: March 17, 2010

2009 SUMMARY COMPENSATION TABLE

The following table sets forth information regarding the compensation for 2009, 2008, and 2007 of our Chief Executive Officer, Chief Financial Officer and each of the persons who were the next three most highly paid executive officers in 2009. We sometimes refer to these persons as the “named executive officers.”

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(1)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
James R. Craigie	2009	868,750	—	42,503	1,918,869	1,676,700	—	340,806	(5)	4,847,628
Chairman and Chief Executive Officer	2008	837,500	165,756	78,365	2,138,243	1,172,500	—	233,787		4,626,151
	2007	783,750	79,912	36,317	1,770,720	1,167,788	—	204,505		4,042,992

Matthew T. Farrell	2009	476,250	—	23,857	405,046	551,500	—	134,362	(6)	1,591,015
Executive Vice President Finance and Chief Financial Officer	2008	461,250	41,550	24,744	449,703	387,450	—	100,264		1,464,961
	2007	450,000	187,825	22,498	401,016	368,775	—	79,579		1,534,693

Bruce F. Fleming	2009	332,500	—	16,351	236,034	325,500	—	86,318	(7)	996,703
Executive Vice President and Chief Marketing Officer	2008	321,750	17,740	15,472	263,619	231,660	—	66,808		917,049
	2007	309,000	2,495	14,998	232,624	230,205	—	58,132		847,454

Susan E. Goldy	2009	342,500	—	16,734	236,034	330,500	—	88,912	(8)	1,014,680
Executive Vice President, General Counsel and Secretary	2008	330,000	24,800	15,578	263,619	231,000	—	68,780		933,777
	2007	311,250	8,119	14,998	236,096	231,881	—	59,033		861,377

Louis H. Tursi, Jr.	2009	337,500	—	16,638	236,034	330,400	—	75,502	(9)	996,074
Executive Vice President Domestic Consumer Sales	2008	327,500	18,000	15,896	263,619	235,800	—	72,018		932,833
	2007	317,500	10,463	—	239,568	236,538	—	60,105		864,174

(1)

The following executive officers deferred a portion of their salary in 2009 under the Executive Deferred Compensation Plan (“EDCP”) as follows: Mr. Craigie, $76,368; Mr. Farrell, $17,736; Mr. Fleming, $38,750; Ms. Goldy, $21,198. The following executive officers deferred a portion of their annual incentive plan award payouts for 2009 under the EDCP as follows: Mr. Craigie, $838,350; Mr. Fleming, $276,675. In addition, if deferrals are made into a notional investment in our common stock under the EDCP, we provide restricted stock having a fair value equal to 20 percent of the value of the acquired notional investment. See “Compensation Discussion and Analysis—2009 Compensation—Restricted Stock Award Program,” the Grants of Plan-Based Awards table on page 34 and footnote 3 below for additional information.

(2)

The amounts shown for stock awards are equal to the grant date fair value of the awards, calculated in accordance with ASC Topic 718. The assumptions used in determining the amounts in this column are set forth in note 15 to our consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 filed with the Securities and Exchange Commission. For information regarding the number of shares subject to 2009 restricted stock awards, other features of the awards and the grant date fair value of the awards, see the Grants of Plan-Based Awards Table on page 34.

(3)

The amounts shown for option awards are based on the grant date fair value of awards calculated in accordance with ASC Topic 718 based on the closing price of our common stock as reported by the New York Stock Exchange on the date of the award. For information regarding the number of shares subject to 2009 stock option grants, other features of those grants, and the grant date fair value of the grants, see the Grants of Plan-Based Awards table on page 34.

(4)

Represents payments under our annual incentive plan based on achievement of company-wide and, if applicable, division performance measures. See “Compensation Discussion and Analysis—2009 Compensation—Annual Incentive Plan” for further information regarding payments for 2009.

(5)

Includes $28,900 contributed for Mr. Craigie’s account under our Profit Sharing and Savings Plan for Salaried Employees; $286,577 contributed for his account under the EDCPdonations aggregating $15,000 made by Church & Dwight Co., Inc. to two non-profit organizations that Mr. Craigie designated and of which Mr. Craigie is not an officer or Board member and a donation of $10,000 made by Church & Dwight Co., Inc. to Graham Windham, a non-profit organization of which Mr. Craigie is a Board member.

(6)	Includes $28,900 contributed for Mr. Farrell’s account under our Profit Sharing and Savings Plan for Salaried Employees and $102,635 contributed for his account under the EDCP.

(7)	Includes $28,900 contributed for Mr. Fleming’s account under our Profit Sharing and Savings Plan for Salaried Employees and $55,491 contributed for his account under the EDCP.

(8)	Includes $28,900 contributed for Ms. Goldy’s account under our Profit Sharing and Savings Plan for Salaried Employees and $57,882 contributed for her account under the EDCP.

(9)	Includes $23,400 contributed for Mr. Tursi’s account under our Profit Sharing and Savings Plan for Salaried Employees and $51,973 contributed to his account under the EDCP.

Employment Agreements

We entered into an employment agreement with Mr. Craigie on June 11, 2004, relating to Mr. Craigie’s employment as President and Chief Executive Officer. In addition to initial compensatory terms, the agreement provides for an annual incentive compensation award target of 100% of annual base salary, subject to a maximum award payout amount not to exceed 200% of annual base salary, and participation in our health, welfare and retirement savings plans.

We entered into an employment agreement with Mr. Farrell on August 23, 2006, relating to Mr. Farrell’s employment as Vice President and Chief Financial Officer. The agreement provides for an initial base salary of $450,000; a $350,000 “sign-on” bonus; a “sign-on” grant of stock options to purchase 75,000 shares of our common stock; which vested on the third anniversary of his commencement of employment; a “sign-on” grant of 35,000 shares of restricted common stock which vested in one-third increments on the first, second and third anniversary of his commencement of employment; an annual incentive compensation award payout of $225,000 for 2006; and participation in Church & Dwight’s health, welfare and retirement savings plans. In accordance with the terms of the agreement, Mr. Farrell’s annual incentive compensation award target for 2007 was 55% of base salary. The agreement also provides that Mr. Farrell’s annual incentive compensation award target for 2008 and thereafter will be 60% of base salary.

2009 GRANTS OF PLAN-BASED AWARDS

The following table provides information regarding plan-based awards granted to the named executive officers in 2009.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Units (#)(4)	All Other Option Awards: Number of Securities Underlying Options (#)(5)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(6)
Name	Grant Date(1)	Approval Date(1)	Threshold ($)(2)	Target ($)	Maximum ($)
James R. Craigie	3/2/2009	11/2/2004				889			42,503
	6/22/2009	4/29/2009					131,700	53.98	1,918,869
	3/16/2009		—	1,042,500	1,737,500

Matthew T. Farrell	3/2/2009	11/2/2004				499			23,857
	6/22/2009	4/29/2009					27,800	53.98	405,046
	3/16/2009		—	342,900	571,500

Bruce F. Fleming	3/2/2009	11/2/2004				342			16,351
	6/22/2009	4/29/2009					16,200	53.98	236,034
	3/16/2009		—	199,500	332,500

Susan E. Goldy	3/2/2009	11/2/2004				350			16,734
	6/22/2009	4/29/2009					16,200	53.98	236,034
	3/16/2009		—	205,500	342,500

Louis H. Tursi, Jr.	3/2/2009	11/2/2004				348			16,638
	6/22/2009	4/29/2009					16,200	53.98	236,034
	3/16/2009		—	202,500	337,500

(1)

For information regarding the timing of stock option grants, see “Compensation Discussion and Analysis—Stock Option Grant Practices.” For information regarding the timing of restricted stock awards under our restricted stock award program, which was approved on November 2, 2004, see “Compensation Discussion and Analysis—Restricted Stock Award Program.”

(2)	There is no specified minimum award payout under our annual incentive plan.

(3)

These awards were made under our annual incentive plan. See “Compensation Discussion and Analysis—2009 Compensation—Annual Incentive Plan” for information regarding the criteria applied in determining the amounts payable under the awards. The actual amounts paid with respect to these awards are included in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table.

(4)

The stock awards represent the number of restricted shares granted to each named executive officer under our restricted stock award program. See “Compensation Discussion and Analysis—2009 Compensation—Restricted Stock Program” for further information about the restricted stock award program. All restricted stock vests on the third anniversary of the grant date.

(5)

The amounts shown in this column represent the shares of our common stock underlying options granted under our Omnibus Equity Compensation Plan. All options were granted with an exercise price per share equal to the closing price per share as reported by the New York Stock Exchange on the date of grant. The options vest as to all underlying shares on the third anniversary of the date of grant and terminate ten years from the date of grant, subject to earlier termination upon the occurrence of specified events. In the event of a “change in control,” as defined in our Omnibus Equity Compensation Plan, all stock options granted prior to the change in control immediately vest.

(6)	The grant date fair value is computed in accordance with ASC Topic 718.

2009 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table provides information regarding outstanding stock options and restricted stock held by the named executive officers at December 31, 2009

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#)(1) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
James R. Craigie	134,535		29.81	6/21/2014
	57,463		35.29	6/20/2015
	70,694		35.02	6/19/2016
		102,000	48.80	6/18/2017
		124,100	55.66	6/16/2018
		131,700	53.98	6/22/2019
					3,138	189,692

Matthew T. Farrell	75,000		38.28	9/19/2016
		23,100	48.80	6/18/2017
		26,100	55.66	6/16/2018
		27,800	53.98	6/22/2019
					1,443	87,229

Bruce F. Fleming	18,000		35.02	6/19/2016
		13,400	48.80	6/18/2017
		15,300	55.66	6/16/2018
		16,200	53.98	6/22/2019
					952	57,548

Susan E. Goldy	31,650		21.86	6/16/2013
	13,800		29.50	6/14/2014
	15,300		35.29	6/20/2015
	18,000		35.02	6/19/2016
	5,000		40.65	11/1/2016
		13,600	48.80	6/18/2017
		15,300	55.66	6/16/2018
		16,200	53.98	6/22/2019
					962	58,153

Louis H. Tursi, Jr.	22,500		29.63	7/26/2014
	15,300		35.29	6/20/2015
	19,500		35.02	6/19/2016
		13,800	48.80	6/18/2017
		15,300	55.66	6/16/2018
		16,200	53.98	6/22/2019
					648	39,172

(1)	Options vest and expire as to all of the underlying unexercisable shares as follows:

Option Exercise Price ($)	Expiration Date	Vesting Date
48.80	6/18/2017	6/18/2010
55.66	6/16/2018	6/16/2011
53.98	6/22/2019	6/22/2012

In the event of a “change in control,” as defined in our Stock Award Plan and Omnibus Equity Compensation Plan, all stock options granted prior to the change in control immediately vest.

(2)	Restricted Stock held by each of the named executive officers vests as follows:

	No. of Shares	Vesting Date
James R. Craigie	770	3/5/2010
	1,479	3/3/2011
	889	3/2/2012

Matthew T. Farrell	477	3/5/2010
	467	3/3/2011
	499	3/2/2012

Bruce F. Fleming	318	3/5/2010
	292	3/3/2011
	342	3/2/2012

Susan E. Goldy	318	3/5/2010
	294	3/3/2011
	350	3/2/2012

Louis H. Tursi, Jr.	300	3/3/2011
	348	3/2/2012

In the event of a “change in control,” as defined in our Stock Award Plan and Omnibus Equity Compensation Plan, all shares of restricted stock granted prior to the change in control immediately vest.

(3)	Based on the $60.45 per share closing price of our common stock on December 31, 2009 as reported by the New York Stock Exchange.

2009 OPTION EXERCISES AND STOCK VESTED

The following table provides information regarding option exercises by the named executive officers during 2009 and vesting of restricted stock held by the named executive officers during 2009.

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)		Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
James R. Craigie	—	—		1,337	62,652	(2)
Matthew T. Farrell	—	—		11,667	659,069	(3)
Bruce F. Fleming	10,000	286,300	(1)	—	—
Susan E. Goldy	—	—		523	24,508	(2)
Louis H. Tursi, Jr.	—	—		148	6,935	(2)

(1)

Based upon the difference between the $61.92 per share closing price of our common stock on the date of exercise, as reported by the New York Stock Exchange, and the $33.29 per share exercise price of the option.

(2)	Based on the $46.86 per share closing price of our common stock on March 6, 2009, as reported by the New York Stock Exchange.

(3)	Based on the $56.49 per share closing price of our common stock on September 19, 2009, as reported by the New York Stock Exchange.

2009 NONQUALIFIED DEFERRED COMPENSATION

The named executive officers are among employees eligible to participate in our Executive Deferred Compensation Plan. Participants can elect to defer up to 85% of their salary and annual incentive plan award payout. Amounts deferred are invested, as determined by the participant, in one or more notional investments, including a notional investment in our common stock. The other notional investments are a group of mutual funds. We also made contributions to a participant’s deferred compensation account equal to the matching contributions and profit sharing contributions that would have been made to the participant’s account under our Savings and Profit Sharing Plan for Salaried Employees but for (i) limitations imposed by the Internal Revenue Code on plan contributions and (ii) the participant’s deferrals under our Executive Deferred Compensation Plan. Following retirement, participants may elect to receive either a lump sum payment or installment payments for up to 20 years. Under some circumstances, participants also may elect to receive an in-service distribution in a lump sum or in installments over a period of up to four years. A participant’s interest in the portion of his or her account derived from our contributions vests over a period of four to five years from commencement of employment, and any unvested portion vests upon the death of a participant.

The following table provides details regarding nonqualified deferred compensation for the named executive officers in 2009.

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)(3)
James R. Craigie	725,418	235,524	353,246	—	3,878,226
Matthew T. Farrell	382,386	74,964	97,708	—	1,073,865
Bruce F. Fleming	250,737	39,307	122,412	—	927,925
Susan E. Goldy	21,198	41,199	53,303	—	501,458
Louis H. Tursi, Jr.	—	31,005	20,700	—	227,645

(1)

Includes for the named executive officers the following amounts that are also reported in the 2009 Summary Compensation Table: Mr. Craigie, $76,368; Mr. Farrell, $17,736; Mr. Fleming $38,750; Ms. Goldy, $21,198.

(2)

Includes for the named executive officers the following amounts that are also reported in the 2009 Summary Compensation Table: Mr. Craigie, $57,656; Mr. Farrell, $19,808; Mr. Fleming, $10,106; Ms. Goldy, $10,599.

(3)

Includes for the named executive officers the following amounts that were reported as compensation in the Summary Compensation Table in previous years: Mr. Craigie, $3,217,579; Mr. Farrell, $1,022,019; Mr. Tursi, $72,219.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

In this section, we describe payments that may be made to our named executive officers upon several events of termination, including termination in connection with a change in control, assuming the termination event occurred on December 31, 2009 (except as otherwise noted). The information in this section does not include information relating to the following:

•	distributions under the Executive Deferred Compensation Plan—see “2009 Nonqualified Deferred Compensation” for information regarding this plan,

•	other payments and benefits provided on a nondiscriminatory basis to salaried employees generally upon termination of employment, including our tax-qualified defined contribution plan,

•	restricted shares and shares underlying options that vested prior to the termination event—see the 2009 Outstanding Equity Awards at Fiscal Year-End table, and

•	short-term incentive payments that would not be increased due to the termination event.

Change in Control and Severance Agreements

We have entered into Change in Control and Severance Agreements with each executive officer. The agreements provide for benefits upon specified termination of employment events within two years following a change in control and upon specified termination of employment events at any time for reasons unrelated to a change in control. A “change in control” occurs under the agreements if:

•	a person becomes the beneficial owner of 50% or more of our common stock,

•	our stockholders approve a merger or other business combination or a sale of all or substantially all of our assets, or

•

within any 24-month period, “incumbent Directors” no longer constitute at least a majority of the Board; “incumbent Directors are (i) persons who were Directors immediately before the beginning of the 24-month period and (ii) persons who are elected to the Board by a two-thirds vote of the incumbent Directors.

Upon the termination of an executive officer’s employment without cause or by the executive officer for good reason within two years following a change in control and following the executive officer’s execution of a release, the executive officer will receive:

•	a lump sum equal to two times (three times for Mr. Craigie) the sum of such executive officer’s base salary plus target award for the year in which such termination occurs, and

•	a lump sum equal to the executive officer’s target award multiplied by a fraction equal to the portion of the year that has expired on the date of termination of employment.

Each lump sum payment will be made six months following the date of termination of employment.

Upon the termination of an executive officer’s employment without cause or by the executive officer for good reason other than as a result of a change in control and following the executive officer’s execution of a release, the executive officer will receive:

•

a lump sum equal to the executive officer’s base salary (Mr. Craigie will receive an amount equal to two times his base salary) for the year in which the termination occurs (one-half of the payment will be paid six months following the date of termination of employment and the remaining one-half will be paid in six equal monthly installments thereafter), and

•

a lump sum equal to the executive officer’s target award multiplied by a fraction equal to the portion of the year that has expired on the date of termination of employment (to be paid six months following the date of termination of employment).

“Good reason” means the occurrence of any of the following events, without the consent of the executive officer: (i) the executive officer suffers a demotion in title, position or duties; (ii) the executive officer’s base salary and target award percentage or benefits are decreased; (iii) we fail to obtain the assumption of the agreement by an acquirer; or (iv) the executive officer’s office location is moved by more than 50 miles.

In the event that an executive officer becomes liable for payment of any excise tax under Section 4999 of the Internal Revenue Code with respect to any “excess parachute payments” under Section 280G of the Internal Revenue Code to be received under the Agreement in connection with a change in control, we will reduce the payments below the threshold amount for “excess parachute payments” set forth in Section 280G, if such reduction would provide the executive with greater net after-tax payments than would be the case if no reduction were made and the payments were subject to excise tax under Section 4999.

In addition, under any event of termination covered by the agreement, the executive officer may elect to continue group medical and dental coverage at the then prevailing employee rate for a period of 24 months (12 months if termination occurs other than as a result of a change in control), or, in the case of Mr. Craigie, 36 months (24 months if termination occurs other than as a result of a change in control) from the date of termination. The executive officer will also be entitled to receive (i) group life insurance coverage for a period of 24 months (12 months if termination occurs other than as a result of a change in control), or, in the case of Mr. Craigie, 36 months (24 months if termination occurs other than as a result of a change in control) from the date of termination; (ii) outplacement assistance; and (iii) payment for unused vacation time. The agreement also contains non-competition and non-solicitation provisions.

The Change in Control and Severance Agreement replaced related provisions, if any, in the executive officer’s employment agreement.

Acceleration of Vesting Provisions Pertaining to Stock Options and Restricted Stock Upon a Change in Control

Under our Stock Award Plan and Omnibus Equity Compensation Plan, upon a change in control all stock options and restricted stock granted prior to the change in control immediately vest. The definition of “change in control” under the Stock Award Plan and Omnibus Equity Compensation Plan is substantially the same as the definition of “change in control” under the Change in Control and Severance Agreements.

Table of Benefits Upon Termination Events

The following tables show potential payments to the named executive officers upon termination of employment, including without limitation a change in control, assuming a December 31, 2009 termination date. In connection with the amounts shown in the table:

•

Stock option benefit amounts for each option as to which vesting will be accelerated upon the occurrence of the termination event are equal to the product of the number of shares underlying the option multiplied by the difference between the exercise price per share of the option and the $60.45 closing price per share of our common stock on December 31, 2009, as reported by the New York Stock Exchange.

•

Restricted stock benefit amounts are equal to the product of the number of restricted shares as to which vesting will be accelerated upon the occurrence of the termination event multiplied by the $60.45 closing price per share of our common stock on December 31, 2009, as reported by the New York Stock Exchange.

•	Health and Welfare Benefits are equal to the costs we would incur to maintain such benefits for the applicable period.

James R. Craigie Benefit Type	Change in Control Termination without Cause or for Good Reason ($)	Non-Change in Control Termination without Cause ($)	Voluntary Termination ($)	Death or Disability ($)
Severance Payments	5,775,000	1,750,000	—	—
Stock Options	2,634,838	—	—	—
Restricted Stock	189,692	143,146	143,146	189,692
Excise Tax and Gross-Ups	—	—	—	—
Health and Welfare Benefits	28,412	18,941	—	—
Total	8,627,942	1,912,087	143,146	189,692

Matthew T. Farrell Benefit Type	Change in Control Termination without Cause or for Good Reason ($)	Non-Change in Control Termination without Cause ($)	Voluntary Termination ($)	Death or Disability ($)
Severance Payments	1,651,200	480,000	—	—
Stock Options	574,000	—	—	—
Restricted Stock	87,229	—	—	87,229
Excise Tax and Gross-Ups	—	—	—	—
Health and Welfare Benefits	18,767	9,383	—	—
Total	2,331,196	489,383	—	87,229

Bruce F. Fleming Benefit Type	Change in Control Termination without Cause or for Good Reason ($)	Non-Change in Control Termination without Cause ($)	Voluntary Termination ($)	Death or Disability ($)
Severance Payments	1,072,000	335,000	—	—
Stock Options	439,169	—	—	—
Restricted Stock	57,548	—	—	57,548
Excise Tax and Gross-Ups	—	—	—	—
Health and Welfare Benefits	18,061	9,030	—	—
Total	1,586,778	344,030	—	57,548

Susan E. Goldy Benefit Type	Change in Control Termination without Cause or for Good Reason ($)	Non-Change in Control Termination without Cause ($)	Voluntary Termination ($)	Death or Disability ($)
Severance Payments	1,104,000	345,000	—	—
Stock Options	441,499	—	—	—
Restricted Stock	58,153	38,930	38,930	58,153
Excise Tax and Gross-Ups	—	—	—	—
Health and Welfare Benefits	1,690	845	—	—
Total	1,605,342	384,775	38,930	58,153

Louis H. Tursi, Jr. Benefit Type	Change in Control Termination without Cause or for Good Reason ($)	Non-Change in Control Termination without Cause ($)	Voluntary Termination ($)	Death or Disability ($)
Severance Payments	1,088,000	340,000	—	—
Stock Options	654,663	—	—	—
Restricted Stock	39,172	—	—	39,172
Excise Tax and Gross-Ups	—	—	—	—
Health and Welfare Benefits	18,084	9,042	—	—
Total	1,799,919	349,042	—	39,172

EQUITY COMPENSATION PLAN INFORMATION

AS OF DECEMBER 31, 2009

The following table provides information as of December 31, 2009 regarding securities issuable under our equity compensation plans, all of which were approved by our stockholders.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options	(b) Weighted-Average Exercise Price of Outstanding Options ($)	(c) Number of Securities Remaining Available for Future Issuance Under Compensation Plans (excludes securities reflected in column (a))
Equity Compensation Plans Approved by Stockholders	4,448,246	39.70	2,652,621

RATIFICATION OF THE APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors selected Deloitte & Touche LLP to audit our consolidated financial statements and our internal control over financial reporting for 2010. In accordance with past practice, this selection will be presented to the stockholders for ratification at the Annual Meeting; however, consistent with the requirements of the Sarbanes-Oxley Act of 2002, the Audit Committee has ultimate authority in respect of the selection of our auditors. The Audit Committee may reconsider its selection if the appointment is not ratified by the stockholders. Deloitte & Touche LLP has served as our auditors since 1969.

A representative of Deloitte & Touche LLP will be in attendance at the Annual Meeting to respond to appropriate questions and will be afforded the opportunity to make a statement at the meeting, if he or she desires to do so.

Your Board recommends a vote FOR the ratification of the appointment of Deloitte & Touche LLP.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries to satisfy delivery requirements for notices of Internet availability of proxy materials and, if applicable, proxy statements and annual reports to stockholders, with respect to two or more stockholders sharing the same address by delivering a single copy of the material addressed to those stockholders. This process, commonly referred to as “householding,” is designed to reduce duplicate printing and postage costs. We and some brokers may household notices of Internet availability of proxy materials and, if applicable, annual reports to stockholders and proxy materials, by delivering a single copy of the material to multiple stockholders sharing the same address unless contrary instructions have been received from the affected stockholders.

If a stockholder wishes in the future to receive a separate notice of Internet availability of proxy materials or, if applicable, the annual report to stockholders and proxy statement, or if a stockholder received multiple copies of some or all of these materials and would prefer to receive a single copy in the future, the stockholder should submit a request to the stockholder’s broker if the shares are held in a brokerage account or to our transfer agent, Computershare Investor Services LLC, 2 N. LaSalle St., Chicago, Illinois 60602, telephone: 312-588-4219, if the shares are registered in the name of the stockholder. We will promptly send additional copies of the relevant material following receipt of a request for additional copies.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under Section 16(a) of the Securities Exchange Act of 1934, our Directors and executive officers, and persons holding more than ten percent of our common stock are required to file with the Securities and Exchange Commission initial reports of their ownership of the our common stock and reports of changes in such ownership. To our knowledge, based on information furnished to us, all of these filing requirements were satisfied for 2009, except that Messrs. Sipia and Siracusa each inadvertently filed one late report relating to a single transaction.

OTHER BUSINESS

We are not aware of any matters, other than as indicated above, that will be presented for action at the Annual Meeting. However, if any other matters properly come before the Annual Meeting, the persons named in the enclosed form of proxy intend to vote such proxy in their discretion on such matters.

STOCKHOLDER PROPOSALS AND NOMINATION OF DIRECTOR CANDIDATES

Any proposals submitted by stockholders for inclusion in our proxy statement and proxy for the 2011 Annual Meeting of Stockholders must be received at our principal executive offices (to the attention of the Secretary) no later than November 23, 2010 and must comply in all other respects with applicable rules and regulations of the Securities and Exchange Commission relating to such inclusion.

Any stockholder who wishes to propose any business to be considered by the stockholders at the 2011 Annual Meeting of Stockholders other than a proposal for inclusion in the proxy statement pursuant to Securities and Exchange Commission regulations, or who wants to nominate a person for election to the board of directors at that meeting, must provide a written notice to the Secretary of Church & Dwight that sets forth the specified information described in our Certificate of Incorporation, as amended, concerning the proposed business or nominee. The notice must be delivered to the Secretary at Church & Dwight’s principal executive offices, at the address set forth on the first page of this proxy statement, not less than 120 days (unless such day is not a business day, in which case the immediately preceding business day) prior to the first anniversary of the date of this proxy statement. As a result, any notice given by a stockholder pursuant to these provisions of our Certificate of Incorporation (and not pursuant to the Securities and Exchange Commission regulations relating to stockholder proposals for inclusion in the proxy materials) must be received no later than November 23, 2010, unless our Annual Meeting is advanced by more than 40 days or delayed by more than 40 days from such anniversary date, in which case the stockholder’s notice must be received not later than the 120th day prior to the date of the Annual Meeting (or, if later, the tenth day following the day on which the meeting is publicly announced). The requirements for the notice are set forth in our Certificate of Incorporation, as amended, a copy of which can be obtained upon request directed to the Office of the Secretary at the address set forth on the first page of this proxy statement.

ANNUAL REPORT AND FORM 10-K

Our annual report to stockholders for 2009, including financial statements, is being furnished, simultaneously with this proxy statement to all stockholders of record as of the close of business on March 8, 2010, the record date for voting at the Annual Meeting. A copy of our Annual Report and Form 10-K for the year ended December 31, 2009, including the financial statements, but excluding the financial statement schedules and most exhibits, will be provided without charge to stockholders upon written request to Church & Dwight Co., Inc., 469 North Harrison Street, Princeton, New Jersey, 08543-5297 Attention: Secretary. The Form 10-K provided to stockholders will include a list of exhibits to the Form 10-K. Copies of exhibits will be furnished to stockholders upon written request and upon payment of reproduction and mailing expenses.

By Order of the Board of Directors,

SUSAN E. GOLDY

Executive Vice President, General Counsel and

Secretary

Princeton, New Jersey

March 23, 2010

CHURCH & DWIGHT CO., INC. 469 NORTH HARRISON STREET PRINCETON, NJ 08543 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: M20684-P91865 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY CHURCH & DWIGHT CO., INC. The Board of Directors recommends that you vote FOR the following nominees: For All Withhold All For All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 1. Election of Directors Nominees: 01) Bradley C. Irwin 02) Jeffrey A. Levick 03) Arthur B. Winkleblack 0 0 0 The Board of Directors recommends you vote FOR the following proposal: 2. Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm to audit the Church & Dwight Co., Inc. 2010 consolidated financial statements. To act on such other business as may properly be brought before the meeting and any adjournments thereof. IF NO INSTRUCTIONS ARE GIVEN, THE SHARES WILL BE VOTED FOR THE ELECTION OF THE NOMINEES NAMED IN PROPOSAL 1 AND FOR PROPOSAL 2. THIS PROXY ALSO DELEGATES DISCRETIONARY AUTHORITY TO VOTE WITH RESPECT TO ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF. For Against Abstain 0 0 0 For address changes and/or comments, please check this box and 0 write them on the reverse side where indicated. Please indicate if you plan to attend this meeting. 0 0 Yes No Please sign exactly as your name(s) appear(s) hereon. All holders, including joint owners, must sign below. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. If the holder is a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on May 6, 2010: The Notice of Annual Meeting, Proxy Statement and 2009 Annual Report to Stockholders are available at www.proxyvote.com. M20685-P91865 CHURCH & DWIGHT CO., INC. Annual Meeting of Stockholders - May 6, 2010 This proxy is solicited by the Board of Directors The undersigned hereby appoints ROSINA B. DIXON, ROBERT D. LEBLANC and ROBERT K. SHEARER, and each of them, proxies, each with full power of substitution, to vote all shares of stock which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of Church & Dwight Co., Inc. to be held on Thursday, May 6, 2010 at the HYATT REGENCY PRINCETON, 102 Carnegie Center, Route 1 North, Princeton, New Jersey 08540 at 11:00 a.m., and at all adjournments or postponements thereof, subject to the directions indicated on the reverse side of this proxy card. If you are a participant in the Church & Dwight Co., Inc. Retirement Investment Fund Plans (the “401(k) Plans”), this proxy covers all shares for which the undersigned has the right to give voting instructions to Vanguard Fiduciary Trust Company, the trustee of the 401(k) Plans. This proxy, when properly executed, will be voted as directed by the undersigned on the reverse side. Shares in the 401(k) Plans for which voting instructions are not received by 11:59 p.m. Eastern Time on May 3, 2010, or if no choice is specified, will be voted by the trustee in the same proportion as the shares for which voting instructions are received from other participants in the applicable 401(k) Plan. Address Changes/Comments: (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side